 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ENERGIZER HOLDINGS, INC.
—————————————————————————
(Exact Name of Registrant as Specified in its Charter)

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ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held at 3:00 p.m. on Monday, January 26, 2009 at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

We hope you will attend in person. If you plan to do so, please bring the enclosed Shareholder Admittance Ticket with you.

Whether you plan to attend the meeting or not, we encourage you to read this Proxy Statement and vote your shares. You may sign, date and return the enclosed proxy as soon as possible in the postage-paid envelope provided, or you may vote by telephone or via Internet. However you decide to vote, we would appreciate your voting as soon as possible.

We look forward to seeing you at the Annual Meeting!

WARD M. KLEIN
Chief Executive Officer

December 5, 2008

ENERGIZER HOLDINGS, INC.
533 Maryville University Drive
St. Louis, Missouri 63141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
AND INTERNET AVAILABILITY OF PROXY MATERIALS

To the Shareholders:

The Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at 3:00 p.m. on Monday, January 26, 2009, at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri 63141.

The purpose of the meeting is
•	to elect three directors to serve three-year terms ending at the Annual Meeting held in 2012, or until their respective successors are elected and qualified,
•	to consider and approve adoption of the Company’s 2009 Incentive Stock Plan and performance criteria for performance-based stock awards under that Plan, and
•	to act upon such other matters as may properly come before the meeting.

You may vote if you are a shareholder of record on November 21, 2008. It is important that your shares be represented and voted at the Meeting. Please vote in one of these ways:

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the enclosed proxy card;

•	VISIT www.energizer.com to vote via the Internet, using the identification number indicated on the proxy card;

•	MARK, SIGN, DATE AND PROMPTLY RETURN the proxy card in the postage-paid envelope; OR

•	VOTE BY WRITTEN BALLOT at the Annual Meeting.

The attached Proxy Statement as well as the Company’s 2008 Annual Report to Shareholders, have also been posted on the Company’s website at www.energizer.com.

By Order of the Board of Directors,

Timothy L. Grosch
Secretary

December 5, 2008

PROXY STATEMENT—VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

The board of directors is soliciting proxies to be used at the 2009 Annual Meeting. This proxy statement and the form of proxy will be mailed to shareholders beginning December 5, 2008.

Who Can Vote

Record holders of Energizer Holdings, Inc. common stock on November 21, 2008 may vote at the meeting. On November 21, 2008, there were 58,309,885 shares of common stock outstanding. The shares of common stock held in our treasury will not be voted.

How You Can Vote

There are four voting methods:

•	Voting by Mail. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•
Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on the enclosed proxy card and using the identification code indicated. Voting is available 24 hours a day.

•	Voting by Internet. You can also vote via the Internet at www.energizer.com. Your identification code for Internet voting is on the enclosed proxy card, and voting is available 24 hours a day.

•	Voting by written ballot at the meeting.

If you vote by telephone or via the Internet, you should not return the proxy card.

How You May Revoke or Change Your Vote

You can revoke the proxy at any time before it is voted at the meeting by:

•	sending written notice of revocation to our Secretary;

•	submitting another proper proxy by telephone, Internet or paper ballot; or

•
attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote at the meeting.

General Information on Voting

You are entitled to cast one vote for each share of common stock you own on the record date. Shareholders do not have the right to vote cumulatively in electing directors. The election of each director nominee must be approved by a majority of shares entitled to vote and represented at the annual meeting in person or by proxy. Shares represented by a proxy marked “abstain” on any matter, or that provide that a vote be withheld with respect to the election of any one or more of the nominees for election as directors, will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor of the proposal or nominee. Therefore, any proxy marked “abstain” will have the effect of a vote against the matter. Shares represented by a proxy as to which there is a “broker non-vote” (for example, where a broker does not have discretionary authority to vote the shares), will be considered present at the meeting for purposes of determining a quorum, but will have no effect on the vote.

All shares that have been properly voted—whether by telephone, Internet or mail—and not revoked, will be voted at the annual meeting in accordance with your instructions. If you sign the enclosed proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by our board of directors.

If any other matters are properly presented at the annual meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date this proxy statement went to press, no other matters had been raised for consideration at the annual meeting.

Voting By Participants in the Company’s Savings Investment Plan

If you participate in our savings investment plan and had an account in the Energizer common stock fund on November 14, 2008, the proxy will also serve as voting instructions to the trustee for that plan, Vanguard Fiduciary Trust Company, an affiliate of The Vanguard Group of Investment Companies, for the shares of common stock credited to your account on that date. If the trustee does not receive directions with respect to any shares of common stock held in the plan, it will vote those shares in the same proportion as it votes shares for which directions were received.

Costs of Solicitation

We will pay for preparing, printing and mailing this proxy statement. We have engaged Georgeson & Company, Inc. to help solicit proxies from shareholders for a fee of $20,000 plus its expenses. Proxies may also be solicited personally or by telephone by our employees without additional compensation, as well as by employees of Georgeson. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

ITEM 1. ELECTION OF DIRECTORS

Our board of directors currently consists of eleven members and is divided into three classes, with two classes currently consisting of four members, and one class currently consisting of three members, and terms of service expiring at successive annual meetings.

Three directors will be elected at the 2009 Annual Meeting to serve for a three-year term expiring at our annual meeting in the year 2012. The board has nominated Bill G. Armstrong, J. Patrick Mulcahy, and Pamela M. Nicholson for election as directors at this Meeting. Each nominee is currently serving as a director and has consented to serve for a new term. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified. If any nominee is unable to serve as a director at the time of the annual meeting, your proxy may be voted for the election of another person the board may nominate in his or her place, unless you indicate otherwise.

Vote Required.  The affirmative vote of a majority of the outstanding shares of common stock entitled to vote and represented in person or by proxy is required for the election of each director.

The board of directors recommends a vote FOR the election of these nominees as directors of the Company.

INFORMATION ABOUT NOMINEES AND OTHER DIRECTORS

Please review the following information about the nominees and other directors continuing in office. The ages shown are as of December 31, 2008.

BILL G. ARMSTRONG, Director Since 2005, Age 60
(Standing for election at this meeting for a term expiring in 2012)

Mr. Armstrong served as Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition (animal feed products), from 2001 to 2004. He is now retired. Prior to that, Mr. Armstrong served as Chief Operating Officer, Agribrands International, Inc. (animal feed products) from 1998 to 2001. Also a director of Ralcorp Holdings, Inc.

J. PATRICK MULCAHY, Director Since 2000, Age 64
(Standing for election at this meeting for a term expiring in 2012)

Mr. Mulcahy has served as Chairman of the Board of Energizer Holdings, Inc. since January 2007. Mr. Mulcahy served as Vice Chairman of the Board from January 2005 to January 2007, and prior to that time served as Chief Executive Officer, Energizer Holdings, Inc. from 2000 to 2005, and as Chairman of the Board and Chief Executive Officer of Eveready Battery Company, Inc. from 1987 until his retirement in 2005. Also a director of Solutia, Inc., Hanesbrands, Inc. and Ralcorp Holdings, Inc.

PAMELA M. NICHOLSON, Director Since 2002, Age 49
(Standing for election at this meeting for a term expiring in 2012)

Ms. Nicholson has served as President and Chief Operating Officer, Enterprise Rent-A-Car (auto leasing) since August, 1 2008. She served as Executive Vice President and Chief Operating Officer for Enterprise from 2004 to 2008, and as Senior Vice President, North American Operations from 1999 to 2004.

R. DAVID HOOVER, Director Since 2000, Age 63
(Continuing in Office—Term expiring in 2010)

Mr. Hoover has served as Chairman, President and Chief Executive Officer, Ball Corporation (beverage and food packaging and aerospace products and services) since 2002. Prior to that, he served as President and Chief Executive Officer from 2001 to 2002, and as Vice Chairman, President and Chief Operating Officer from April 2000 to 2001. Also a director of Ball Corporation, Irwin Financial Corporation and Qwest Communications International, Inc.

JOHN C. HUNTER, Director Since 2005, Age 61
(Continuing in Office—Term expiring in 2010)

Mr. Hunter served as Chairman, President and Chief Executive Officer of Solutia, Inc. (chemical products) from 1999 to 2004. He is now retired. On December 17, 2003, while Mr. Hunter served as President and Chief Executive Officer, Solutia, Inc. and fourteen of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Also a director of Penford Corporation.

JOHN E. KLEIN, Director Since 2003, Age 63
(Continuing in Office—Term expiring in 2010)

Mr. Klein has served as President of Randolph College (education) since August 2007. Prior to that, Mr. Klein served as Executive Vice Chancellor for Administration, Washington University in St. Louis (education) from 2004 to August 2007. From 1985 to 2004, he served as President and Chief Executive Officer, Bunge North America, Inc. (agribusiness).

JOHN R. ROBERTS, Director Since 2003, Age 67
(Continuing in Office—Term expiring in 2010)

Mr. Roberts served as Executive Director, Civic Progress St. Louis (civic organization) from 2001 through 2006. He is now retired. From 1993 to 1998, he served as Managing Partner, Mid-South Region, Arthur Andersen LLP (public accountancy). Also a director of Regions Financial Corporation and Centene Corporation.

WARD M. KLEIN, Director Since 2005, Age 53
(Continuing in Office - Term expiring in 2011)

Mr. Klein has served as Chief Executive Officer, Energizer Holdings, Inc. since January 25, 2005. Prior to that time, he served as President and Chief Operating Officer from 2004 to 2005, as President, International from 2002 to 2004, and as Vice President, Asia Pacific and Latin America from 2000 to 2002. Also a director of Brown Shoe Company, Inc. Mr. Klein also serves on the Board of Directors of the Federal Reserve Bank of St. Louis.

RICHARD A. LIDDY, Director Since 2000, Age 73
(Continuing in Office - Term expiring in 2011)

Mr. Liddy served as Chairman of the Board of GenAmerica Financial Corporation (insurance holding company) from 2000 to 2002. He also served as Chairman of the Board of the Reinsurance Group of America, Incorporated (insurance) from 1995 to 2002. Mr. Liddy is now retired. Mr. Liddy was President of GenAmerica Financial from 1988 to 2000 and Chief Executive Officer of General American Life Insurance Company from 1992 to 2000. Also a director of Ralcorp Holdings, Inc.

JOE R. MICHELETTO, Director Since 2000, Age 72
(Continuing in Office - Term expiring in 2011)

Mr. Micheletto served as Chief Executive Officer and President, Ralcorp Holdings, Inc. (food products) from 1996 to 2003. He is now retired. Also a director of Ralcorp Holdings, Inc. and Vail Resorts, Inc.

W. PATRICK MCGINNIS, Director Since 2002, Age 61
(Continuing in Office - Term expiring in 2011)

 Mr. McGinnis has served as Chief Executive Officer and President, Nestlé Purina PetCare Company (pet foods and related products) since 2001. From 1999 to 2001, he served as Chief Executive Officer and President, Ralston Purina Company. Also a director of Brown Shoe Company, Inc.

BOARD OF DIRECTORS STANDING COMMITTEES

Board Member	Board	Audit	Executive	Nominating and Executive Compensation	Finance and Oversight
Bill G. Armstrong	✓	✓		✓
R. David Hoover	✓				✓*
John C. Hunter	✓			✓
John E. Klein	✓	✓	✓	✓*
Ward M. Klein	✓		✓		✓
Richard A. Liddy	✓	✓	✓	✓
W. Patrick McGinnis	✓		✓	✓
Joe R. Micheletto	✓	✓	✓
J. Patrick Mulcahy	✓*		✓*		✓
Pamela M. Nicholson	✓	✓	✓	✓
John R. Roberts	✓	✓*	✓	✓
Meetings held in 2008	6	5	0	4	5

*	Chairperson

Audit:  Reviews auditing, accounting, financial reporting and internal control functions. Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. Our board has determined that all members are independent and financially literate in accordance with the criteria established by the Securities and Exchange Commission and the New York Stock Exchange. Our board has elected John R. Roberts as chair of the audit committee, and has determined that he is both independent and an audit committee financial expert, as defined by Securities and Exchange Commission guidelines.

Executive:  May act on behalf of the Board in the intervals between Board meetings.

Nominating and Executive Compensation:  Sets compensation of our executive officers, approves deferrals under our deferred compensation plan, administers our 2000 incentive stock plan and grants equity-based awards, including performance-based awards, under that plan. Administers and approves performance-based awards under our executive officer bonus plan. Establishes performance criteria for performance-based awards and certifies as to their achievement. Monitors management compensation and benefit programs, and reviews principal employee relations policies. Recommends nominees for election as directors or executive officers to the board. Recommends committee memberships and compensation and benefits for directors. Also responsible for conducting the annual self-assessment process of the board and its committees, and regular review and updating of our corporate governance principles. Our board has determined that all members are non-employee directors, and are independent, as defined in the listing standards of the New York Stock Exchange.

Finance and Oversight:  Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, and makes recommendations to the board concerning financing requirements, our stock repurchase program and dividend policy, foreign currency management and pension fund performance.

During fiscal year 2008, all directors except Mr. Micheletto attended 75% or more of the board meetings and committee meetings on which they served during their period of service. Each director is encouraged to attend our annual meeting of shareholders each year. All directors attended the 2008 annual meeting.

Compensation Committee Interlocks and Insider Participation

No member of the nominating and executive compensation committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the U.S. Securities and Exchange Commission.

Committee Charters, Governance and Codes of Conduct

The charters of the committees of our board of directors, and our corporate governance principles, have been posted on our website at www.energizer.com, under “About Energizer: Corporate Governance”. Our code of business conduct and ethics applicable to the members of the board of directors, as well as the code applicable to the officers and employees, have each been posted on our website as well, under “—Codes of Conduct.”

Copies of the committee charters, the corporate governance principles, and the codes of conduct will be provided without charge to any shareholder upon request directed in writing to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141.

Director Independence

Our corporate governance principles, adopted by our board, provide that a majority of the board, and the entire membership of the audit and the nominating and executive compensation committees of the board, shall consist of independent, non-management directors who meet the criteria for independence required by the New York Stock Exchange. A director will be considered independent if he or she does not have a material relationship with us, as determined by our board. To that end, the board, in the corporate governance principles, has established the following guidelines for determining whether a director is independent, consistent with the listing standards of the New York Stock Exchange: a director will not be considered independent if, within the last three years (i) the director or an immediate family member was employed by the Company or a subsidiary as an executive officer, (ii) the director or an immediate family member was employed in a professional capacity by the Company’s external auditor, or in the Company’s internal audit department, or (iii) any of our present executive officers serve on the compensation committee of another company that employs the director or an immediate family member of the director as an executive officer.

The following relationships will be considered material, which would also impact independence: (i) a director or an immediate family member is an executive officer, or the director is an employee, of another company which does business with the Company and the payments to, or amounts received from, that other company exceed the greater of $1 million, or 2% of such other company’s consolidated gross revenues; (ii) a director or an immediate family member, within the last three years, received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); (iii) a director is an executive officer of a charitable organization and our annual charitable contributions to the organization (exclusive of gift-match payments) exceed the greater of $100,000 or 2% of the organization’s total annual charitable receipts; (iv) a director is a partner of or of counsel to a law firm that performs substantial legal services for us on a regular basis; or (v) a director is a partner, officer or employee of an investment bank or consulting firm that performs substantial services for us on a regular basis. For other significant relationships not specifically covered, a majority of our independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the New York Stock Exchange listing standards.

Director affiliations and transactions are regularly reviewed to ensure that there are no conflicts or relationships with the Company that might impair a director’s independence. Every year, we submit a questionnaire to each director and executive officer, and conduct our own internal review, for the purpose of identifying all transactions or relationships between each director, or any member of his or her immediate family, and the Company, its senior management and its independent auditor. Pursuant to that review, the Board has considered the independence of W. Patrick McGinnis and Joe R. Micheletto in light of the fact that we jointly own three, and are acquiring a fourth, corporate aircraft with Nestle Purina Petcare Company, for which Mr. McGinnis serves as chief executive officer and president, and Ralcorp Holdings, Inc., for which Mr. Micheletto serves as vice chairman of the board. The aircraft are jointly owned in order to share the fixed costs associated with ownership which do not change based on usage, such as pilots’ salaries, aircraft acquisition expenses, and non-trip related maintenance and hangar fees. The aircraft are maintained and operated by employees of Nestle, and a pro rata portion of the fixed expenses are reimbursed to Nestle by the other owners based upon their respective percentages of ownership. Each owner is also assessed a charge per flight hour to cover all variable operating costs. No additional margin or operating fee is paid to Nestle. The independent members of the board determined that neither Mr. McGinnis nor Mr. Micheletto have any direct or indirect financial or other interests in our reimbursement of our aircraft expenses, or our continued ownership of our share of the aircraft, and consequently determined that the independence of Mr. McGinnis and Mr. Micheletto was not impacted.

Accordingly, based on the responses to the 2008 questionnaire and the results of its review, the board has affirmatively determined that all directors, other than Ward M. Klein, are independent from management. The following are the ten non-employee directors deemed to be independent: Bill G. Armstrong, R. David Hoover, John C. Hunter, John E. Klein, Richard A. Liddy, W. Patrick McGinnis, Joe R. Micheletto, J. Patrick Mulcahy, Pamela M. Nicholson, and John R. Roberts.

Director Nominations

The nominating and executive compensation committee is responsible for recommending candidates for election to our board of directors, consistent with the requirements for membership set forth in our corporate governance principles. Those requirements include integrity, independence, energy, forthrightness, analytical skills and a willingness to challenge and stimulate management, and the ability to work as part of a team in an environment of trust. The principles also indicate the board’s belief that each director should have a basic understanding of (i) our principal operational and financial objectives and plans and strategies, (ii) our results of operations and financial condition, and (iii) the relative standing of the Company and our business segments in relation to our competitors. In addition to those standards, the committee seeks directors who will represent the diverse interests of our shareholders, and who bring to the board a breadth of experience from a variety of industries and professional disciplines. The committee is also responsible for articulating and refining specific criteria for board and committee membership to supplement, as appropriate, the more general criteria set forth in the principles.

The committee expects a high level of commitment from board members and evaluates each candidate’s leadership and experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to board and committee meetings in light of other professional commitments. The committee also reviews whether a potential candidate meets board and/or committee membership requirements, as set forth in our corporate governance principles, determines whether a potential candidate is independent according to the board’s established criteria, and evaluates the potential for a conflict of interest between the director and the Company.

Historically, when vacancies have occurred, or when our board determined that increasing its size was appropriate, candidates have been recommended to the committee by other board members or the chief executive officer. The committee, however, will consider and evaluate any shareholder-recommended candidates by applying the same criteria used to evaluate candidates recommended by directors or management. The committee also has authority to retain a recruitment firm if it deems it advisable. Shareholders who wish to suggest an individual for consideration for election to the board of directors may submit a written nomination to the Secretary of the Company, 533 Maryville University Drive, St. Louis, Missouri 63141, along with the shareholder’s name, address and number of shares of common stock beneficially owned; the name of the individual being nominated and number of shares of common stock beneficially owned; the candidate’s biographical information, including age, business and residential address, and principal occupation for the previous 5 years, and the nominee’s consent to being named as a nominee and to serving on the board. A description of factors qualifying or recommending the nominee for service on the board would also be helpful to the committee in its consideration. To assist in the evaluation of shareholder-recommended candidates, the committee may request that the shareholder provide certain additional information required to be disclosed in our proxy statement under Regulation 14A of the Securities Exchange Act of 1934. If the committee determines a candidate, however proposed, is suitable for board membership, it will make a recommendation to the board for its consideration.

Upon Mr. Stiritz’ retirement from the board in April of 2008, it was determined by the board that there was no immediate need to fill the vacancy created, and consequently no additional board members have been considered.

Under our bylaws, shareholders may also nominate a candidate for election at an annual meeting of shareholders. See “Shareholder Proposals for 2010 Annual Meeting” for details regarding the procedures and timing for the submission of such nominations. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in proxy material sent to shareholders prior to the meeting, except as described in that section.

Communicating Concerns to the Board

We have established several means for shareholders or others to communicate their concerns to our board. If the concern relates to our financial statements, business ethics, corporate conduct, accounting practices or internal controls, the concern should be submitted in writing to Mr. John R. Roberts, the chairman of the audit committee, in care of the Secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. If the concern relates to our governance practices, the concern may be submitted in writing to Mr. John Klein, the chairman of the nominating and executive compensation committee, in care of the Secretary of the Company. Executive sessions without management directors present are scheduled at each board meeting, and are chaired by Mr. J. Patrick Mulcahy, the chairman of the board. Concerns may be raised with the non-management directors by written communication to Mr. Mulcahy, in care of the Secretary of the Company. If the shareholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the Secretary of the Company.

Our “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a shareholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, he or she may call Global Compliance Services’ AlertLine, our outside service provider, toll-free at 877-521-5625, or leave a message at our confidential web address: https:/energizer.alertline.com. Confidential letters may be sent to any independent director at:

AlertLine
PMB 3767
13950 Ballantyne Corporate Place
Charlotte, North Carolina 28273
U.S.A.

DIRECTOR COMPENSATION

We provided several elements of compensation to our directors for service on our board during fiscal year 2008:

Retainers and Meeting Fees

All directors, other than Mr. Ward Klein, received the following fees for serving on the board or its committees. Mr. Klein receives no compensation other than his normal salary for his service on the board and its committees.

Annual Retainer	$ 50,000
fee for each board meeting	$ 1,000
fee for each committee meeting	$ 1,000

The chairpersons of the committees also receive an additional annual retainer of $10,000 for each committee that they chair, and the chairman of the board receives the same additional annual retainer for his services as chairman.

Deferred Compensation Plan

Directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into: the Energizer common stock unit fund, which tracks the value of our common stock; the prime rate option, under which deferrals are credited with interest at Morgan Guaranty Trust Company of New York’s prime rate, an above-market rate; or any of the twenty-one measurement fund options which track the performance of the Vanguard investment funds offered under our savings investment plan, a 401(k) savings plan available generally to our salaried U.S. employees. Deferrals in the deferred compensation plan are paid out in a lump sum in cash within 60 days following the director’s termination of service on the board.

Company Matching Contributions.  Deferrals of retainers and fees into the Energizer common stock unit fund of the deferred compensation plan receive a 33 1/3% Company match at the end of each calendar year, which match is immediately vested. However, these Company matches must be retained in the Energizer common stock unit fund for a period of 36 months from the date of crediting, unless the director terminates service on the Board prior to the end of that period at which time he or she would receive a distribution of all vested amounts credited under the plan.

Additional Contribution.  On December 31st of each year, each director, other than Mr. Ward Klein, is also credited with a number of stock equivalents in the Energizer common stock unit fund of the deferred compensation plan. The value of these equivalents (which do not receive an additional Company match) is currently $57,000. These equivalents are vested at grant, and may be transferred to any other fund of the plan.

The nominating and executive compensation committee, which makes recommendations to the full board regarding director compensation, strives to set director compensation at the 50th percentile of the peer group selected for purposes of evaluating our executive compensation, based on market data provided by the committee’s independent consultant, Hewitt Associates. As of November, 2007, the committee was advised that our program of director compensation was at the targeted 50th percentile level. Current director compensation levels became effective January 1, 2008, and will remain in place throughout fiscal year 2009. The committee will once again review director compensation with respect to the targeted 50th percentile level at its November, 2009 meeting.

Restricted Stock Equivalents

Each non-employee director appointed to the board between April 1, 2000 and October 1, 2003 was granted a restricted stock equivalent award, under which the director was credited with a restricted stock equivalent for each share of our common stock he or she acquired within two years of the date of grant, up to a limit per individual. This program was discontinued in 2003. All outstanding equivalents granted under these awards have vested, and each director has elected to defer receipt until termination of service on our board. The number of vested equivalents credited to each director is set forth in footnote (3) to the Director Compensation table below.

Special Restricted Stock Equivalent Award

In January, 2005, upon his retirement as our chief executive officer, Mr. Mulcahy was granted 10,000 restricted stock equivalents as consideration for an agreement not to compete with us. These equivalents will vest in January, 2010 provided that Mr. Mulcahy does not violate the terms of the non-compete agreement prior to that time. The equivalents will also accelerate and vest upon Mr. Mulcahy’s death or declaration of total and permanent disability, or upon a change in control of the Company. They will not accelerate upon his retirement or resignation from the board, if he leaves board service before January, 2010. The FAS 123R expense associated with these unvested stock equivalents during fiscal year 2008 is included in the Stock Awards column of the Director Compensation table below.

Non-Qualified Stock Options

Each new director appointed to the board between April 1, 2000 and 2005 also received a non-qualified stock option to purchase 10,000 shares on the date of his or her appointment to the board. (Mr. Mulcahy, as an officer of the Company at the time of his initial appointment to the board, received an option to purchase 500,000 shares upon the same terms.) These options, which were granted under our 2000 incentive stock plan and have a ten year term, have an exercise price equal to the closing price, as of the date of grant, of our common stock on the New York Stock Exchange composite index, and are exercisable at the rate of 20% per year, beginning on the first anniversary of the date of grant. They are exercisable prior to that date upon the director’s death, declaration of total and permanent disability, retirement or resignation from the board, or upon a change in control of the Company. The FAS 123R expense associated with unvested stock options during fiscal year 2008 is included in the Option Awards column of the Director Compensation table below, and the current number of vested and unvested stock options held by each director is set forth in the Common Stock Ownership of Directors and Executive Officers table below.

At a meeting in November of 2007, the board approved suspending the option grant for new directors that may be appointed or elected in the future, and replacing it with a grant of restricted stock equivalents with a grant-date value of $100,000, which equivalents would vest three years from the date of grant. Since that time, no new directors have been appointed or elected.

Personal Use of Company-Owned Aircraft

On May 2, 2005, the board approved a resolution authorizing Mr. Mulcahy, the chairman of the board, Mr. William Stiritz, the former chairman emeritus (who retired from the Board on April 30, 2008), and Mr. Ward Klein, the chief executive officer and a member of the board, to use our aircraft for personal travel for up to 30 flight hours per year, per individual, when the aircraft are not being used on business related trips. (In October, 2008, the number of flight hours for Mr. Ward Klein was increased to 50 per year, but in light of the uncertainties surrounding the global economic crisis, he has declined the increase.) This authorization, by its terms, continues in effect for each of them until they terminate their service on the board; as a result, upon Mr. Stiritz’ retirement from the board, he was no longer permitted use of our aircraft. Each of these individuals was also authorized to permit family members and guests to accompany them on business or personal flights on our aircraft. In addition, the board approved reimbursement of these individuals for any taxes associated with (i) their personal use of our aircraft, and (ii) the personal use by their family members and guests, but not including any taxes on such reimbursement. As noted under Director Independence above, our aircraft are jointly owned with two other corporations in order to share the fixed costs associated with such ownership. We are, however, assessed a charge per flight hour to cover all variable operating costs associated with each flight, including fuel costs, mileage, trip-related maintenance, landing fees, trip-related hangar and parking costs, and on-board catering. The incremental cost to us for the directors’ personal use shown below reflects the assessed charge per flight hour for such use. Since the aircraft are used primarily for business travel, those amounts exclude any prorated portion of our fixed costs.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)(7)	Total ($)
J.P. Mulcahy	$ 129,000	$ 136,286	$ 0	$ 0	$ 0	$ 23,812	$ 289,098
B.G. Armstrong	$ 124,000	$ 23,753	$ 19,157	$ 0	$ 0	$ 0	$ 166,910
R.D. Hoover	$ 116,500	$ 19,310	$ 0	$ 0	$ 0	$ 0	$ 135,810
J.C. Hunter	$ 119,000	$ 10,574	$ 19,157	$ 0	$ 0	$ 0	$ 148,731
J.E. Klein	$ 134,000	$ 26,924	$ 1,485	$ 0	$ 0	$ 0	$ 162,409
R.A. Liddy	$ 124,000	$ 23,378	$ 0	$ 0	$ 28,218	$ 0	$ 175,596
J.R. Micheletto	$ 116,000	$ 20,064	$ 0	$ 0	$ 0	$ 0	$ 136,064
W.P. McGinnis	$ 119,000	$ 0	$ 0	$ 0	$ 0	$ 0	$ 119,000
P.M. Nicholson	$ 123,000	$ 23,757	$ 0	$ 0	$ 0	$ 0	$ 146,757
J.R. Roberts	$ 133,000	$ 27,800	$ 1,846	$ 0	$ 1,656	$ 0	$ 164,302
W.P. Stiritz (retired 4/30/08)	$ 120,000	$ 33,171	$ 0	$ 0	$ 0	$ 33,609	$ 186,780

(1)
This column reflects retainers and meeting fees earned during the fiscal year, as well as additional compensation of $57,000 of stock equivalents in the Energizer common stock unit fund of our deferred compensation plan (a total of 508 equivalents for each director was credited on December 31, 2007) as described in the narrative above.  Upon Mr. Stiritz’ retirement from the Board, he was also paid a pro rata portion, based on his service during the fiscal year, of the annual $57,000 contribution which would otherwise be credited as of December 31, 2008. The amount of this payment was $19,000.

(2)
Because the Company matching contributions described in the narrative above were immediately vested at grant, the aggregate grant date value of those awards, in accordance with FAS 123R, is included in this column. Mr. Stiritz was also paid, upon his retirement, $7,285, reflecting the Company matching contributions on his retainers and meeting fees deferred during the fiscal year, which otherwise would be credited as of December 31, 2008. The amount shown for Mr. Mulcahy also includes the FAS 123R compensation expenses associated with the unvested restricted stock equivalents described in footnote 3 below, of $110,400. Assumptions utilized in the valuation are set forth in “Note 8. Share-Based Payments” of the Notes to Consolidated Financial Statements of our 2008 Annual Report.

(3)
As of September 30, 2008, Mr. Mulcahy was credited with 10,000 unvested restricted stock equivalents, granted in January of 2005 under the special restricted stock equivalent award described in the narrative above. The number of vested but deferred stock equivalents credited to each director as of that date is as follows: Mr. Hoover, 10,000; Mr. Liddy, 10,000; Mr. Micheletto, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; and Ms. Nicholson, 10,000.

(4)
The dollar amount recognized for stock options for financial reporting purposes in accordance with FAS 123R is set forth with respect to each of the directors in the table above. Assumptions utilized in the valuation are set forth in “Note 8. Share-Based Payments” of the Notes to Consolidated Financial Statements of our 2008 Annual Report.

(5)
The number of stock options held by each director as of September 30, 2008 is as follows: Mr. Armstrong, 10,000; Mr. Hoover, 5,000; Mr. Hunter, 10,000; Mr. J. Klein, 10,000; Mr. McGinnis, 10,000; Mr. Micheletto, 10,000; Ms. Nicholson, 10,000; and Mr. Roberts, 10,000.

(6)
In fiscal year 2008, the incremental cost of directors’ personal use of the Company aircraft, on a variable cost basis, was $19,709 for Mr. Stiritz (prior to his retirement as chairman emeritus) and $16,142 for Mr. Mulcahy, and the approximate amount of disallowed federal tax deductions associated with such use was $7,293 and $5,973, respectively. In addition the amounts reimbursed to those individuals for taxes associated with personal use, in the prior calendar year (which is paid on a delayed basis) were $6,607 and $1,697, respectively.

All of the directors were also, from time to time during the fiscal year, provided with samples of our products, with an incremental cost of less than $50.

(7)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:

(i)
The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.

(ii)	We provide transportation and lodging for out-of-town directors attending board and committee meetings at our headquarters.

(iii)
The directors may make requests for contributions to charitable organizations from the Energizer charitable trust, which we have funded from time to time, and the trustees of that trust, all employees of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the trust, and which do not exceed $10,000 in any year. The directors may request contributions in excess of that amount, but such requests are at the sole discretion of the trustees. All contributions are made out of the funds of the trust, and are not made in the name of the requesting director.

(iv)
In light of Mr. Mulcahy’s responsibilities as chairman of the board, he is provided use of an office and computer at our headquarters, as well as a cellphone and certain business publication subscriptions. From time to time, as part of his responsibilities as chairman, he incurs travel and other business expenses, for which he is reimbursed.

ITEM 2. PROPOSAL TO APPROVE 2009 INCENTIVE STOCK PLAN AND PERFORMANCE CRITERIA

You are asked to approve adoption of the Energizer Holdings, Inc. 2009 Incentive Stock Plan (the “2009 Plan”), and performance criteria for performance-based stock awards under the Plan.  Our board of directors approved and adopted the 2009 Plan on November 14, 2008, subject to shareholder approval.  The 2009 Plan, which would become effective upon shareholder approval, has a term of ten years and authorizes the grant of up to 4,000,000 shares of our common stock over that period. It is now being submitted to shareholders for their approval with respect to future stock awards.

The 2009 Plan will replace the Energizer Holdings, Inc. 2000 Incentive Stock Plan (the “2000 Plan”), which was approved by shareholders in January of 2001, and which, by its terms, expires as of December 31, 2009. If shareholders approve adoption of the 2009 Plan, the 2000 Plan will immediately be terminated with respect to future awards, and the remaining authorized shares under that Plan which have not been awarded will expire and will not be available for grant under the 2009 Plan.

Purpose:  The purpose of the 2009 Plan is to promote the interests of the Company and its stockholders by:

•	attracting and retaining key employees,
•	tying the compensation of key employees to the performance of the Company, and
•	providing an opportunity for participants to increase their holdings of common stock.

The Plan would also permit the Board of Directors to grant stock options and other stock awards to individual directors, if the Board decides to do so.  In addition, under the 2009 Plan, the Company will have the ability to grant performance-based compensation awards that meet the requirements of Section 162(m) of the Internal Revenue Code in order to preserve our ability to receive federal income tax deductions for the awards. As of November 21, 2008, the closing price of the Common Stock on the New York Stock Exchange composite index was $33.32.

Description of the 2009 Plan

Corporate Governance

The 2009 Plan reflects our commitment to strong corporate governance practices, including:

•
No Evergreen Features. The maximum number of shares that we can issue under the 2009 Plan is fixed and cannot be increased without shareholder approval. (However, no awards may be granted under the 2009 Plan unless and until it has been approved by shareholders.)

•
No Repricing or Reload Rights. The 2009 Plan prohibits us from repricing outstanding stock options or substituting lower-priced stock options for outstanding higher-priced options without shareholder approval. Additionally, the 2009 Plan prohibits us from granting any options that contain so-called reload rights, which are provisions entitling the option recipient to the automatic grant of additional options in connection with the exercise of the original option.

•
Administration by Nominating and Executive Compensation Committee. Our board of directors has delegated the administration of the 2009 Plan to the board’s nominating and executive compensation committee, which consists solely of independent, non-employee directors, and the committee has engaged an independent compensation consultant to advise it on compensation matters.

Administration:  The 2009 Plan, if approved by shareholders, will be administered by the nominating and executive compensation committee of the board of directors, which will have the authority to select employees to receive awards, to determine the types of awards and the number of shares of common stock covered by awards, and to set the terms and conditions of awards. The committee may delegate its authority to select employees to receive awards (other than the executive officers) to the chairman of the committee, upon terms approved by the committee. However, the full board of directors will determine the amount, terms and conditions of restricted stock equivalent awards, stock options or other stock awards granted to directors.  The committee will have the authority to establish rules for the administration of the Plan, and its determinations and interpretations are binding.

Eligible Participants

•
Any employee or officer of the Company or any of its subsidiaries will be eligible for any award under the 2009 Plan if selected by the committee.  There are approximately 14,000 employees of the Company and its subsidiaries that would be eligible for awards under the 2009 Plan.

•	Any of the non-employee directors of the Company will also be eligible to receive stock options or other stock awards under the 2009 Plan if authorized by the full board of directors.

Neither the committee nor the board has made any decisions with respect to the individuals who may receive awards after January 26, 2009 under the 2009 Plan, or the amount or nature of future awards.

Shares Authorized:  The number of shares of common stock which are authorized for awards under the 2009 Plan is four million. (The number of shares authorized is subject to certain adjustments to reflect, for example, stock splits or other corporate restructurings.) The pool of authorized shares is a “fungible” pool, meaning that it may be used for grants of restricted stock and stock equivalent awards, including performance-based awards, as well as for stock options or stock appreciation rights. However, if restricted stock and stock equivalent awards are granted, they will count as utilizing 1.95 of the authorized shares for each share actually granted, while options and stock appreciation rights will count as utilizing one share for each option share actually granted. In other words, if the committee awards only restricted stock or stock equivalent awards, and no options or stock appreciation rights, approximately 2,051,000 shares could be awarded during the term of the 2009 Plan. If only options are awarded during the term of the Plan, up to 4,000,000 shares could be utilized, and if a combination of options and restricted stock awards were granted, the number of shares utilized will be between 2,051,000 and 4,000,000 depending upon the mix of the awards made under the Plan.

If any award is forfeited or expires, all shares which were not issued under the award will become available for additional awards under the 2009 Plan; expired or forfeited awards under the 2000 Plan, however, will not become available for additional awards under the 2009 Plan.  The following shares will also not increase the pool of authorized shares available for awards under the 2009 Plan:

•	shares of common stock tendered as full or partial payment to the Company upon exercise of options,
•	shares reserved for issuance upon grant of stock appreciation rights (“SARs”), to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and
•
shares withheld by the Company in satisfaction of withholding obligations upon the lapse of restrictions on restricted stock or stock equivalents or upon any other payment or issuance of shares under the 2009 Plan.

Any awards that may be payable in cash will not be counted against the reserve unless the actual payment is made in shares of common stock instead of cash.

Maximum Number of Shares: The maximum number of shares of common stock that may be the subject of performance-based awards granted under the 2009 Plan to an employee or director during any one fiscal year is 500,000.  Separately, the maximum number of shares of common stock that may be the subject of a stock option or SAR granted under the 2009 Plan to an employee or director during any one fiscal year is 500,000.  Any stock-related deferred compensation will not be applied against this limit.

Types of Awards: The 2009 Plan permits the grant of a variety of different types of awards:

•	Restricted stock and stock equivalent awards, including performance-based awards;
•	Stock options, including options with performance conditions;
•	Stock appreciation rights (also called phantom stock options); and
•	Other awards valued by reference to our common stock.

Awards may be granted for any amount of cash consideration or for no cash consideration as long as legal requirements are met.

Restricted Stock and Stock Equivalent Awards:  Restricted stock awards are awards of stock that are subject to forfeiture during a pre-established period if certain conditions (for example, continued employment or attainment of pre-determined performance goals) are not met. The terms of a restricted stock award are determined by the committee (or, for directors, by the board) and are set forth in an award agreement. Restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered while the shares are subject to forfeiture. An employee or director receiving a restricted stock award will generally have all the rights of a shareholder of common stock, including the rights to vote and to receive any dividends, during the restricted period.  Restricted stock equivalent awards are awards of stock equivalent units which only convert into shares of common stock upon vesting at the end of the restricted period, and consequently officers or directors receiving these awards do not have the right to vote or to receive dividends during that period (although if dividends were to be paid on the common stock, the terms of the awards could provide for dividend equivalents payable in cash). Their terms are also approved by the committee or the board, and they also may not be sold, assigned or transferred during the restricted period.

Stock Options:  The committee or board may grant stock options that qualify as “incentive stock options” under section 422 of the Internal Revenue Code (“ISOs”) or options that do not so qualify (“Non-Qualified Options”).

All options granted are subject to the following:

•	Options are not exercisable (unless accelerated) for at least one year after they are granted, and they are not exercisable more than ten years after grant.
•	The exercise price will not be less than the fair market value of our common stock on the grant date.
•	The committee or board will determine the vesting schedules of options granted under the Plan and may also impose additional conditions on exercise, including performance goals.
•	The exercise price must be paid at the time the option is exercised in either cash or in other shares of common stock or through a broker cashless exercise program authorized by the Company.

Stock Appreciation Rights:  The holder of an SAR or phantom stock option is entitled to receive the excess of the fair market value of a specific number of shares on the date of exercise over the value of those shares on the date the award was granted.  Payment of the excess will be in cash unless the committee or board elects to make payment in shares of common stock.  If granted, the committee or the board would determine the vesting schedule of SARs granted under the Plan and could also impose additional conditions on exercise.

Except for automatic adjustments to reflect a merger, reorganization, consolidation, recapitalization, share exchange, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants, or other similar events, stock options and stock appreciation rights may not be repriced (whether through modification of the exercise or grant price after the date of grant or through an option or SAR exchange program) without the approval of the Company’s shareholders.

Other Stock-Based Awards:  Other stock-based awards are awards other than restricted stock or stock equivalent awards, stock options or stock appreciation rights which are denominated or valued in whole or in part by reference to the value of our common stock. The purchase, exercise, exchange or conversion of other stock-based awards would be on such terms and conditions and by such methods specified by the committee and set forth in an award agreement.

Provisions for Foreign Participants: The board of directors or the committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish sub-plans or procedures under the 2009 Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Performance Criteria: Any award granted under the 2009 Plan may be conditioned on the attainment of one or more performance goals over a specified performance period. If the committee intends that an award made to a “covered employee” (generally the chief executive officer and the four other most highly compensated executive officers) will constitute “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code, then the performance goals will be based on one or more of the following criteria: (a) earnings per share; (b) income or net income; (c) return measures (including, but not limited to, return on assets, capital, equity or sales); (d) cash flow return on investments which equals net cash flows divided by owners equity; (e) controllable earnings (a division’s operating profit, excluding the amortization of goodwill and intangible assets, less a charge for the interest cost for the average working capital investment by the division); (f) operating earnings or net operating earnings; (g) cost control; (h) share price (including, but not limited to, growth measures); (i) total shareholder return (stock price appreciation plus dividends); (j) economic value added; (k) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (l) operating margin; (m) market share; (n) sales, including total Company, divisional, or product line sales or net sales figures; and (o) cash flow from operations.  Performance may be measured on an individual, corporate group, business unit, or consolidated basis and may be measured absolutely or relatively to the Company’s peers.  In establishing the performance goals, the committee may account for the effects of acquisitions; divestitures; extraordinary dividends; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock; or a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off, split-off or other distribution of stock or property by the Company); any reorganization of the Company (whether or not such reorganization comes within the definition of such term in Code Section 368); or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company; the impact of changes in tax rates or currency fluctuations; unusual or non-recurring accounting impacts or changes in accounting standards or treatment; advertising or promotional spending or capital expenditures outside of annual business plans; events such as plant closings, sales of facilities or operations; and business restructurings; or unusual or extraordinary items.  The performance criteria may be applicable to the Company and/or any of its subsidiaries or individual business units and may differ from participant to participant.

Federal Income Tax Consequences:  The following is a brief description of the principal U.S. federal income tax consequences, based on current law, of awards under the 2009 Plan:

Restricted Stock, Restricted Stock Equivalents and Other Stock-Based Awards:  Generally, restricted stock or stock equivalent awards will not be taxed to a recipient until restrictions lapse on all, or any portion, of the award. If you are a recipient:

•
When any portion of an award is released from restrictions, the fair market value of those shares on the date the restrictions lapse will be included in your income for that year and will be taxed at ordinary income tax rates.  The 2009 Plan mandates that shares or share equivalents will be withheld from vested awards in satisfaction of federal, state and local income and payroll taxes. Your basis in the stock received will be equal to the fair market value at the time that restrictions lapse, and the holding period will begin on that date.

•
You may elect to have a restricted stock award (but not a stock equivalent award) treated as taxable income in the year granted, and in that case you will be taxed at ordinary income tax rates on the fair market value of the award on the date of grant.  Any future appreciation in value of those shares at the time they are sold will be taxed as capital gain, and any decline will be treated as a capital loss. If you elect to be taxed in the year the award is granted, and the award is later forfeited before restrictions lapse, the income taxes paid will not be recoverable.

•	The Company will have deductible expense equal to the fair market value of the restricted shares in whatever year an employee or director recognizes ordinary income as a result of the award.

Options and SARs:  The tax consequences if you are a recipient of options or SARs under the 2009 Plan are as follows:

•	The grant of an option or SAR generally would not result in taxable income for you.
•
If you hold an incentive stock option (“ISO”), taxable income will not result from the exercise of the ISO if certain requirements are met (except that a liability may arise for alternative minimum tax), and the Company will not be entitled to a tax deduction when an ISO is exercised.

•
If you exercise a non-qualified stock option, you will recognize ordinary income equal to the difference between the fair market value of the shares of common stock acquired and the exercise price.  The Company will be entitled to a tax deduction for the same amount.  The 2009 Plan mandates that applicable federal, state and local income and payroll taxes must be paid in cash at the time of exercise.

•	If you exercise an SAR, or if the SAR vests without exercise, the amount of any cash received will be taxable as ordinary income and will be deductible by the Company.
•
The tax consequences upon a sale of the shares acquired in an exercise of an option will depend on how long the shares were held prior to sale, and upon whether the shares were acquired in the exercise of an ISO or in the exercise of a non-qualified stock option or SAR.

•
If shares acquired upon exercise of an ISO are held for at least one year after exercise and two years from the date that the ISO was granted, you will recognize long-term capital gain or loss in an amount equal to the difference between the option exercise price and the sale price of the shares.  If the shares so acquired are not held for that period, gain on the sale of the shares will be treated as ordinary income.

•
Any gain realized upon the sale of shares acquired in the exercise of a non-qualified stock option or SAR for an amount greater than their fair market value on the date of exercise, will be capital gain and any loss will be capital loss.  Generally there will be no tax consequences to the Company in connection with the disposition of shares acquired in the exercise of an option or SAR, except that the Company may be entitled to a tax deduction in the case of a sale of ISO shares before the holding periods described above have been satisfied.

Other Tax Considerations:  Code Section 162(m) places a $1,000,000 annual limit on the compensation deductible by the Company that is paid to covered employees, as described above. The limit, however, does not apply to “qualified performance-based compensation”. The Company believes that awards of stock options and SARs and restricted stock and stock equivalent awards payable upon the attainment of performance goals under the 2009 Plan will qualify as qualified performance-based compensation. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” within the meaning of Code Section 280G and, to such extent, will be non-deductible by the Company and subject to a 20% excise tax on the recipient. To the extent that Code Section 409A is applicable, the 2009 Plan will be administered in a manner consistent with the requirements of that section and applicable regulations.

State and local tax consequences may in some cases differ from the federal tax consequences. In addition, awards under the 2009 Plan may be made to employees who are subject to tax in jurisdictions other than the United States and may result in consequences different from those described above.

Adjustments:  Certain corporate transactions or events such as mergers, reorganizations, consolidations, recapitalizations, share exchanges, stock dividends, stock splits, reverse stock splits, split-ups, spin-offs, split-offs, issuances of rights or warrants, or other similar events may directly affect the number of outstanding shares and/or the value of the outstanding common stock.  If such transactions occur, the committee shall adjust the number of shares which may be granted under the 2009 Plan, as well as the limits on individual awards.  The committee or the board shall adjust the number of shares and the exercise price under outstanding options, and the performance goals of any options or awards. No adjustments would be made, however, unless such adjustments would require and increase or decrease of at least 1% in the number of shares or exercise price to be adjusted. Nevertheless, any such adjustments which are not required to be made because their impact is less than 1% will be carried forward and taken into account in any subsequent amendment which occurs within three years. In all events, the determination of the committee or the board, as the case may be, will be conclusive.

Transferability:  Awards granted under the 2009 Plan may not be transferred except:

•	by beneficiary designation;
•	by will or the laws of descent and distribution; or
•	if permitted by the committee, to an immediate family member, family trust or family partnership.

Amendments:  The board of directors may amend, suspend or terminate the 2009 Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law or if such amendment would increase the total number of shares of common stock that may be granted under the 2009 Plan.  In addition, no amendment may

•	withdraw the authority of the committee to administer the Plan;
•	increase the limit on the number of shares which are the subject of awards granted to any individual; or
•	change the terms of any awards granted before the amendment in an adverse manner without the consent of the recipient.

Term:  The Plan will continue until December 31, 2018, unless replaced or terminated at an earlier time.

Equity Compensation Plan Information

No awards will be granted under the 2009 Plan unless and until the Plan is approved by our shareholders. Because of the discretionary nature of any future awards under the 2009 Plan, the amount of such awards is not determinable at this time with respect to our executive officers, including the executive officers named in the Summary Compensation Table, and our other employees and directors. Information regarding restricted stock equivalent awards granted in fiscal year 2008 to the named executive officers under the existing 2000 Plan is set forth in the Grants of Plan-Based Awards table in this proxy statement, and information regarding outstanding options and restricted stock equivalent awards under the 2000 Plan is set forth in the Outstanding Equity Awards at Fiscal Year End table. The following table indicates the number of shares of our common stock available for issuance under the 2000 Plan. If the 2009 Plan is approved by shareholders, the authorization to award these shares will expire, and they will not remain available for grants under the 2000 Plan or the 2009 Plan.

(c)
Number of
securities
remaining available
	(a)		for future issuance
	Number of		under equity
	Securities	(b)	compensation
	to be issued upon	Weighted-average	plans (excluding
Plan Category	exercise of	exercise price of	securities reflected
	outstanding	outstanding	in column
	options,	options,	(a), and as noted
	warrants and rights	warrants and rights	below.)
Equity compensation	1,572,213	$31.24	2,194,626
plans approved by
security holders
Equity compensation	None	N/A	None
plans not approved
by security holders
Total	1,572,213	$31.24	2,194,626

Note: in addition to the number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2008, 1,421,490 restricted stock equivalents have been granted under the terms of the 2000 Plan. Since September 30, 2008, an additional 641,300 restricted stock equivalents have been granted under the terms of the 2000 Plan, 174,896 of the outstanding equivalents as of September 30, 2008 have vested and converted into outstanding shares of common stock, and 2,037 of the outstanding equivalents as of that date have subsequently been forfeited and will not convert into outstanding shares of common stock. 1,202,082 of the aggregate outstanding equivalents either (i) vest over varying periods of time following grant, and at that time, convert, on a one-for-one basis, into shares of common stock, or (ii) have already vested but conversion into shares of common stock has been deferred, at the election of the recipient, until retirement or termination of employment. An additional 683,775 equivalents granted in 2006, 2007 and 2008 will vest only upon achievement of 3-year performance measures. The number of securities indicated in column (c) reflects not only the exclusion of securities which will be issued upon exercise of outstanding options, warrants and rights, but also the exclusion of securities which will be issued upon conversion of outstanding restricted stock equivalents. Additional de minimis grants to newly hired employees could potentially be authorized by the committee between the date of this proxy statement and the date of the 2009 annual meeting of shareholders.

Vote Required. The affirmative vote of a majority of the outstanding shares of common stock entitled to vote and represented in person or by proxy is required for approval of the 2009 Plan and its performance criteria.

Our board of directors recommends a vote FOR the approval of the Energizer Holdings, Inc.
2009 Incentive Stock Plan and its performance criteria.

OTHER BUSINESS

The board knows of no business which will be presented at the 2009 annual meeting other than that described above. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the meeting. No such notice with respect to the 2009 annual meeting was received by the deadline of October 26, 2008.

SELECTION OF AUDITORS

Our audit committee, in accordance with authority granted in its charter by the board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent accountants for the current fiscal year. PwC has served as our independent accountant for every fiscal year since 2000. A representative of that firm will be present at the 2009 annual meeting of shareholders and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions.

Fees Paid to PricewaterhouseCoopers LLP (in thousands)

	FY 08	FY 07
Audit Fees	$ 4,454	$3,879
Audit-Related Fees	$114	$85
Tax Fees
Tax Compliance/preparation	$316	$828
Other Tax Services	$394	$405
Total Tax Fees	$710	$1,233
All Other Fees	$0	$0
Total Fees	$5,278	$5,197

Services Provided by PricewaterhouseCoopers LLP

The table above discloses fees paid to PwC during the last two fiscal years for the following professional services:

•
Audit Fees—These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

•
Audit-Related Fees—These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; internal control reviews; attestations by PwC that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

•
Tax Fees—These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

•
All Other Fees—These are fees for other permissible work performed by PwC that does not meet the above category descriptions. This includes litigation assistance, tax filing and planning for individual employees involved in our expatriate program and various local engagements that are permissible under applicable laws and regulations.

Audit Committee Pre-Approval Policy

The audit committee has a formal policy concerning approval of all services to be provided by PwC, our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services PwC may provide to us must be pre-approved by the committee. The chairman of the committee has the authority to pre-approve permitted services that require action between regular committee meetings, provided he reports to the committee at the next regular meeting. Early in each fiscal year, the committee approves the list of planned audit and non-audit services to be provided by PwC during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the audit committee. The committee approved all services provided by PwC during fiscal year 2008.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock.  The table below lists the persons known by the Company to beneficially own at least 5% of the Company’s common stock as of November 1, 2008.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	% of Shares Outstanding
Fidelity Management and Research	Common Stock	4,744,872(A)	8.14%
245 Summer Street,11th Floor Boston, MA 02210

William P. Stiritz	Common Stock	3,500,922(B)	6.0%
790 Briar Hill Road Belleville, IL 62223

(A)
Based on Schedules 13-F filed as of September 30, 2008 by FMR LLC and Fidelity International, Ltd. (FIL).  Shareholder is a wholly owned subsidiary of FMR LLC and a registered investment advisor.  Members of the Edward Johnson 3[d] family are a controlling group with respect to FMR LLC, but neither they nor FMR LLC have sole power to direct the voting of shares owned directly by the Fidelity Funds; instead voting is directed by the Fund’s Boards of Trustees.  FIL provides investment advisory and management services to non-US investment companies and institutional investors.  FIL is indirectly controlled by members of the Edward Johnson 3[d] family.  FMR LLC and FIL do not believe their shares need be aggregated for purposes of Section 13(d) but voluntarily disclose their holdings as if beneficially owned on a joint basis.  Based on the Schedule 13-Fs filed by FMR LLC and by FIL, of the total shares beneficially owned by shareholder and FIL and their controlling persons or entities, and their subsidiaries, those aggregated persons and entities have voting and investment powers as follows:  sole voting—813,308 shares; shared voting—0 shares; sole dispositive—4,744,872 shares; and shared dispositive—0 shares.

(B)
Based on a written statement from the shareholder. Mr. Stiritz disclaims any beneficial interest in 709,583 shares owned by his spouse. With respect to his other shares, he possesses sole voting and dispositive control.

COMMON STOCK OWNERSHIP OF DIRECTORS
AND EXECUTIVE OFFICERS

The table below contains information regarding beneficial common stock ownership of directors, nominees and executive officers as of November 1, 2008. It does not reflect any changes in ownership that may have occurred after that date. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or officer. Unless otherwise indicated, directors and executive officers named in the table below have sole voting and investment authority with respect to the shares set forth in the table. The table also indicates shares that may be obtained within 60 days upon the exercise of options, or upon the conversion of vested stock equivalents into shares of common stock.

Directors And Executive Officers	Shares Beneficially Owned	Shares held in Savings Investment Plan (A)	Options Exercisable Within 60 Days (B)	% of Shares Outstanding (C) (*denotes less than 1%)
Bill G. Armstrong	1,000	0	10,000	*
R. David Hoover	20,000(E)	0	5,000	*
John C. Hunter	0	0	10,000	*
John E. Klein	18,500(E)	0	10,000	*
Richard A. Liddy	19,000(E)	0	0	*
W. Patrick McGinnis	2,143(E)	0	10,000	*
Joe R. Micheletto	20,008(E)	0	10,000	*
Pamela M. Nicholson	20,000(E)	0	10,000	*
John R. Roberts	20,000(E)	0	10,000	*
J. Patrick Mulcahy	681,079(D)	29,186	0	1.21%
Ward M. Klein	85,382(E)	5,265	203,750	*
David P. Hatfield	6,296(E)	2,518	31,667	*
Joseph W. McClanathan	53,126(E)	3,757	120,000	*
Daniel J. Sescleifer	11,667(E)	0	21,668	*
Gayle G. Stratmann	13,173(E)	3,222	22,500	*
All Officers and Directors	986,439(E)	49,842	479,835	2.57%

(A)
Column indicates the most recent approximation of the number of shares of common stock as to which participants in our savings investment plan have voting and transfer rights. Shares of common stock which are held in the plan are not directly allocated to individual participants but instead are held in a separate fund in which participants acquire units. Such fund also holds varying amounts of cash and short-term investments. The number of shares allocable to a participant will vary on a daily basis based upon the cash position of the fund and the market price of the stock.

(B)
Under the terms of the stock option agreements granted to the directors, all options granted to a director that have otherwise not vested will vest and become exercisable in the event that he or she retires or resigns from the board. The following directors have unvested options that would accelerate and vest upon retirement or resignation from the board: Mr. Armstrong, 4,000 options; and Mr. Hunter, 4,000 options. Options granted to each of the officers provide that they will vest and become exercisable in the event that the officer retires after attaining age 55; accordingly, 10,000 options granted to Mr. McClanathan would become exercisable if he were to retire.

(C)
The number of shares outstanding for purposes of this calculation was the number outstanding as of November 1, 2008 plus the number of shares which could be acquired upon the exercise of vested options, or options that could vest within 60 days, by all officers and directors, and the conversion of vested stock equivalents and equivalents that could vest within 60 days.

(D)	Mr. Mulcahy disclaims beneficial ownership of 12,500 shares of common stock owned by his wife and 111 shares owned by his step-daughter.

(E)
Includes vested common stock equivalents which will convert to shares of common stock upon the individual’s retirement, resignation from the Board or termination of employment with the Company. The number of vested equivalents credited to each individual officer or director is as follows: Mr. Hoover, 10,000; Mr. Liddy, 10,000; Mr. Micheletto, 10,000; Mr. Roberts, 10,000; Mr. J. Klein, 10,000; Ms. Nicholson, 10,000; Mr. Ward Klein, 53,542; Mr. McClanathan, 50,000;  Mr. Sescleifer, 11,667; Mr. Hatfield, 3,334; Ms. Stratmann, 11,667; and all other executive officers, 0. In addition, under the terms of restricted stock equivalent awards granted in May, 2003, unvested equivalents will, by their terms, vest and convert to shares of common stock in the event the officer retires after attaining age 55. Accordingly, this number also includes 13,333 of these equivalents granted to Mr. McClanathan which would vest and convert to shares of common stock if he were to retire.

EXECUTIVE COMPENSATION

The following narratives and tables discuss the compensation paid in fiscal year 2008 to our chief executive officer, chief financial officer and our other three most highly compensated executive officers, whom we refer to as our “named executive officers”.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of our named executive officers listed in the Summary Compensation Table. You should read it in conjunction with the executive compensation tables and narrative which follow.

The nominating and executive compensation committee of our board of directors, or the “committee”, is responsible for approving compensation for our executive officers, and for setting the overall objectives and goals of the executive compensation program.

The elements of our executive compensation program are:

•	base salary,
•
incentive program—a three-tier program (annual and two-year cash bonuses, and three-year equity awards) focused on consistent earnings per share (“EPS”) growth from year to year and over longer term periods,

•	a deferred compensation plan with a 25% Company match for deferrals into a fund tracking the performance of our common stock,
•	supplemental retirement plans which restore retirement benefits otherwise limited by IRS regulations,
•	change of control severance benefits, and
•	limited perquisites.

Objectives

The key objective of our compensation philosophy is to reward management based upon its success in building shareholder value. With that objective, the overall executive compensation program is designed to provide a compensation package that will enable us to attract and retain highly talented executives and maintain a performance-oriented culture.

Pay for Performance

Our goal is to instill a “pay for performance” culture throughout our operations, with total compensation targeted at the 50th percentile of our peer group. To attain that overall targeted level, while focusing on compensation linked to our financial performance, we generally target:

•	below the 50th percentile for base salary,
•	at or below the 50th percentile for target total cash (base and bonus), and
•	above the 50th percentile for long-term incentives.

In 2008, a significant portion of targeted compensation for our named executive officers was variable, as opposed to fixed, compensation, and much of that was dependent upon achievement of pre-established earnings goals—subject to forfeiture if threshold goals are not achieved. We believe this compensation structure offers high potential rewards for superior performance, and steep reduction for results below target.

Consistent EPS Growth

Our incentive programs are focused on consistent EPS growth from year to year. We believe that focus has provided strong motivation for superior executive performance that directly benefits shareholders, and that the continuing use of EPS as a performance metric is strongly supported by a number of factors.

The main premise of our choice of EPS as the key performance metric is that it results in a close alignment of the interests of shareholders with those of management.  Our incentive programs are designed to reward consistent, sustainable growth in EPS over one, two, and three-year periods.  EPS targets are predetermined and generally consistent from year to year based on an objective assessment of shareholder expectations.  With EPS targets predetermined, management is challenged to develop a business plan to achieve desired results, focusing energy on driving the business forward, not on negotiating favorable financial targets with the board.  A key element of this program is the absence of the ability to adjust for factors which are outside of management control but which impact earnings, cash flow, and shareholder value.  For example, if currency swings negatively impact U.S. dollar income and cash flow, shareholders will be negatively impacted, and so will management.  (However, as described under Adjustment of Goals below, adjustments may be made for unusual, non-cash accounting impacts which would generally be ignored by the market and consequently, would not negatively impact shareholders.)

Historically, there has been a high correlation between movement in the share price of our common stock and changes in trailing four quarters EPS (adjusted for the unusual items described under Adjustment of Goals below).  Management believes that this high correlation is explained by the close relationship between earnings and cash flow.  From the inception of our incentive compensation program based on EPS growth in 2002, until the end of fiscal year 2008, Energizer has produced a 32% compounded annual growth in diluted EPS, as adjusted, and a 25% compounded annual growth in share price.  (The above growth rate in EPS is based on fully diluted EPS for 2001 and 2008, determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and adjusted for a write-off of goodwill in 2001 of $119 million, and a one-time inventory write-up of $27.5 million related to the Playtex acquisition recognized in 2008).

We believe that this focus on consistent EPS growth has resulted in superior executive decision-making and performance, and, therefore, that the continued utilization of EPS as the key performance metric for our executive officers remains appropriate, especially in light of our current difficult economic climate.

The choice of any performance metric involves a consideration of its advantages and drawbacks, and the committee has carefully considered these issues with respect to the use of EPS. The committee is regularly advised of discretionary management actions which can impact EPS growth, and it also periodically considers the impact of our focus on EPS improvement on operational and cash management decisions.

Retention

Our management team is highly experienced (the average length of service with the Company for our named executive officers is over 20 years), and has been successful in significantly improving operating results since 2001, as well as in sustaining consistent “year over year” growth in EPS, as adjusted. Because of management’s level of experience and successful track record, as well as the value of maintaining continuity in senior executive positions, we view retention of these executives as critical to the ongoing success of our operations. Consequently, we utilize benchmarking against a peer group of companies in order to ensure that we can retain key executives and remain competitive in attracting new employees.

Other Considerations

Because an overall compensation program addresses numerous compensatory, health, welfare, and retirement concerns of employees, our executive compensation program also includes various other programs and benefits addressing these concerns. At the time of our spin-off in 2000, our management and board of directors elected to retain the executive benefit programs provided by our former parent, Ralston Purina Company, in order to provide continuity of benefit programs. Our executives are very familiar with these programs and value them highly as a part of their overall compensation package. We view these legacy benefits as also strengthening our ability to retain senior executives, as we believe that they can be a key consideration whenever employment changes might be contemplated. However, we continually review these programs and benefits to determine if they continue to offer value to us and to our executives, and to determine if they remain consistent with our overriding compensation goals. Based on that review, two years ago the committee froze the executive health plan for existing participants and ceased offering it to any additional participants. In October of this year, the committee froze the executive retiree life insurance plan – allowing it to continue in effect for our current retired executives, but not for future retirees, including the named executive officers. The committee has determined, based on comparative market data provided by its consultant, that the total value of the overall benefits offered to our named executive officers for fiscal year 2008 was moderately above the 50th percentile relative to our peer group.

In the context of these objectives, we describe below the material elements of our executive compensation program, and the reasons why each element is included.

Compensation Committee’s Role and Procedures

Our board of directors has delegated authority to the committee to approve all compensation and benefits for our executive officers. The committee sets executive salaries and bonuses, reviews executive benefit programs, including change in control severance agreements, and grants cash bonus awards to our executive officers under our annual and two-year cash bonus program, as well as equity awards to all eligible employees and executives under our 2000 incentive stock plan. The committee has not delegated this authority to any other individuals or groups, but it has delegated certain general administrative tasks involving our benefit programs to the Energizer Plans Administrative Committee, which is comprised of members of management.

Committee Consultant

To assist it in evaluating our executive and director compensation programs on a competitive market basis, the committee has directly retained an outside consultant, Hewitt Associates, Inc., which is asked to:

•	provide comparative market data from our peer group with respect to the compensation of the named executive officers and the directors,
•	analyze our compensation and benefit programs relative to our peer group, and
•	advise the committee on trends in compensation practice and on management proposals with respect to executive compensation.

Although, in the past, Hewitt has worked with management in developing and analyzing compensation proposals, during fiscal year 2007, management decided to retain a separate consultant, Watson Wyatt, which advises it (but not the committee) on market trends in executive compensation, provides ad hoc analysis and recommendations, and reviews and comments on compensation proposals. It is expected that having separate consultants will promote Hewitt’s independence with respect to the advice it provides the committee. Hewitt does provide our management with executive market pricing data, based on our peer group, for approximately 25 direct reports of our executives, in order to ensure consistency in market compensation comparisons. Hewitt has also provided market data on executive compensation in four Asian markets, which was unavailable from other sources. Hewitt does not provide any other services to the Company, and, as a result, we do not believe that its independence is compromised. The committee has been apprised of all dealings between its consultant and management, and regularly reviews the total fees paid to Hewitt.

Hewitt, with input from the committee and from our management, has developed a customized peer group of 18 companies based on a variety of criteria, including consumer products businesses, businesses with a strong brand focus, competitors for executive talent, and similarly sized businesses in terms of revenues and market capitalization. Hewitt uses data provided by that peer group to determine a market comparison for our executive compensation program, with targeted total compensation at the 50th percentile of the peer group, size-adjusted by revenues, using regression analysis. The market comparison is made on the basis of target total compensation, as well as on the basis of the individual components—base pay, target annual bonus, target total cash compensation and grant-date value of long-term incentives (both equity and long-term bonuses).

Overall, equity grants are also compared to prevailing market norms based on the annual run rate, dilution, and overhang, to ensure that they are consistent with the median of the peer group. Hewitt also analyzes the Company’s change-in-control program for our executives to determine consistency in design and cost with prevailing market practice.

The peer group utilized by Hewitt for its review of fiscal year 2008 executive compensation consists of the following companies. The industries in which the companies are engaged (1. household products; 2. personal care; 3. food and beverage; 4. apparel), are noted.

Alberto Culver (2)	Colgate-Palmolive (2)	Hershey (3)	S.C. Johnson (1)(2)
Avon Products (2)	Del Monte Foods (3)	Mattel, Inc. (1)	Scott’s Miracle-Gro (1)
Black & Decker (1)	Fortune Brands (1)(3)	Newell Rubbermaid (1)	Tupperware (1)
Brown Shoe (4)	Hanesbrands, Inc. (4)	Revlon (2)	Wrigley (3)
Clorox (1)	Hasbro (1)

Upon a review of the peer group membership at its October, 2007 meeting, the committee elected to revise the group going forward by deleting Playtex Products (which was acquired by us on October 1, 2007), as well as Anheuser Busch, Kellogg Company, and Bausch & Lomb. The deleted companies were either much larger, were acquired by another company, and/or operate in unrelated industries, and the committee believed that market data from them was not especially helpful to an analysis of our compensation programs. In their place, the committee approved the addition of S.C. Johnson and Scott’s Miracle-Gro, both of similar size, based in the midwest and competing in the household products or personal care industries. At its August, 2008 meeting, the committee, upon the suggestion of Hewitt, further revised the peer group by deleting NuSkin, Church & Dwight, J.M. Smucker and Spectrum Brands, which no longer participated in Hewitt’s database, and substituted Hanesbrands and Mattel, both fairly comparable in size to the Company.

The committee is annually apprised of the current value of all equity-based compensation awarded to the officers, which it considers in determining whether additional retention measures are necessary. It is also apprised of the value of payments to the officers following a termination of employment under various scenarios. Because of our program’s emphasis on pay for performance and compensation at competitive market rates, the committee does not view prior equity awards to our executives as a significant factor in its determination of appropriate equity grants or other compensatory awards.

Elements of Compensation

Base pay—We benchmark base pay against our peer group on an annual basis as a guide to setting compensation for all key positions throughout the Company—including the named executive officers. Because the executive compensation program is designed to emphasize variable pay over fixed compensation, our management and the committee have agreed that the target for base salaries should generally be below the 50th percentile for the peer group. With that underlying framework, at the beginning of each fiscal year the committee establishes the salaries of the executive officers (other than the chief executive officer) based on recommendations of the chief executive officer. These recommendations include an assessment of the individual’s responsibilities, experience, and individual performance against focal points. We also review a number of external sources relating to average merit increases for executives, as a comparison to our recommendations. The committee also reviews the peer group benchmarked salary data provided by the committee’s compensation consultant. The consultant, without input from management, provides the committee with a range of possible salary and long-term incentive award levels for the chief executive officer. This is an analytical tool to assess the impact of any potential change in competitiveness. The committee uses this only as a tool, and sets new pay levels based partly on market data, but mostly on the performance and contribution of the chief executive officer. The committee assesses the chief executive officer’s contributions during the prior year and performance against focal points, and subjectively determines an appropriate salary for the upcoming year. (The process of setting focal points for the named executive officers is described in more detail below.)

With respect to the salaries set for fiscal year 2008, the committee’s consultant indicated that they generally met the intended goal of below 50th percentile for base salaries, with individual salaries of each of the named executive officers, other than Mr. McClanathan, in a range between 12% and 24% below the 50th percentile for the peer group. The committee’s consultant determined that Mr. McClanathan’s base salary for 2008 was approximately 4% above the 50th percentile position. This posture is primarily a result of his long years of service with the Company as well as a decline in benchmarked data for his position, which can vary from year to year based upon compensation changes by the peer group companies. The differences in the range below median were based upon their individual experience, time in job, and performance, as well as changes in benchmarked data for each position.

Each year, recommendations for the specific salaries for the executive officers are determined by a subjective consideration of the above performance factors, as well as by consideration of the interplay of all of the benchmarked elements making up total compensation for the officers. These considerations are made in light of our overriding compensation goal of setting target total compensation at the 50th percentile of the peer group. We then set the individual components either above or below that market point, in line with our “pay for performance” philosophy, which emphasizes long-term incentives over fixed pay. We look at these factors for each individual officer as well as for the entire executive officer group in the aggregate. If market or subjective factors suggest an increase in salary for an officer is merited, the range of increases (subject to our goal of staying below the 50th percentile for salaries) is evaluated in terms of:

•	their impact on the aggregate salaries of the executive group,
•	their impact on total compensation paid, individually and to all of the officers, and
•	their impact on the individual components of that total compensation which change as a result of a change in base salaries—such as target annual bonus, target long-term bonus, and benefits.

We evaluate all of these factors to ensure that our pay is consistent with our 50th percentile pay philosophy. The amount of increase which best achieves the subjective goal of rewarding an officer, and which keeps all of the other elements of compensation in line, is then recommended to the committee. As long as the recommendations remain within the targeted range relative to the peer group, and they concur with the chief executive officer’s assessment of performance, the committee has historically approved the recommendations as made. For fiscal year 2008, the base salaries of the named executive officers approved by the committee were as follows: W. Klein—$825,000; D. Sescleifer—$440,000; J. McClanathan—$475,000; D. Hatfield—$400,000; and G. Stratmann—$350,000.

Because salaries are based on individual responsibilities and performance, and on benchmarked data for similar positions at our peer group, the committee generally does not consider parity among the officers or between officers and employees. Because the chief executive officer exercises a level of responsibility higher than that of our other executive officers, his salary, in line with benchmarking data from our peer group, has historically been set at a higher level than the other officers, although still significantly below the median. For fiscal year 2008, his salary was approximately 24% below the 50th percentile.

The committee evaluated the annual salaries of the named executive officers after the end of fiscal 2008, and based upon solid operating results overall, the increasing responsibilities associated with the acquisition of Playtex (which grew the Company from $3 billion to $4 billion in annualized revenues) and benchmarking data, the committee elected to increase their salaries for fiscal 2009. Because the Company set a target of 4% for merit salary increases for fiscal 2009, that target was also applied as a limiting factor for the named executive officers, and the committee’s consultant indicated that the new salaries generally met the intended goal of below 50th percentile for base salaries. The base salaries of the named executive offices for fiscal year 2009, as approved by the committee, were as follows: W. Klein—$850,000; D. Sescleifer—$475,000; J. McClanathan—$490,000; D. Hatfield—$440,000; and G. Stratmann—$375,000. Nevertheless, in light of the growing uncertainties about the global economic climate for the remainder of the fiscal year, each of the executive officers has elected to rescind the increase, which will leave his or her salary at the fiscal year 2008 level.

We believe that a competitive base pay structure which is annually adjusted to reflect individual performance serves to attract and retain key individuals, motivates performance against focal points for the year, and rewards exceptional performance.

The amounts of salary paid to each of the named executive officers during fiscal year 2008 is set forth in the Summary Compensation Table below.

Incentive programs—As noted above, a primary focus of our executive compensation program is consistent EPS growth from year to year, and over long-term periods (adjusted as described below). To achieve this goal, we have developed a three-tier incentive compensation structure for our key executives:

•
an annual cash bonus program with a target for annual EPS growth, as adjusted, set at 10% above prior year results (with a proportionately smaller bonus for flat or more moderate growth), as well as a subjective component focused on individual performance;

•
a two-year cash bonus program which creates an opportunity for an additional cash bonus based on results for the first year, payment of which is contingent upon EPS results for the second year meeting or exceeding results for the prior year; and

•
a three-year performance award of restricted stock equivalents, 75% of which are performance-linked and vest only if goals for three-year compound annual growth in EPS are achieved. (These are described under EQUITY AWARDS below.)

The following chart indicates the interplay between these three incentive components, as applied for fiscal 2009 and the following two fiscal years.

	Year 1 – FY 2009					Year 2 – FY 2010				Year 3 - FY 2011
	<Flat	Flat EPS Growth (Threshold)	8% EPS Growth	10% EPS Growth (Target)	20% EPS Growth (Stretch)	<Flat	Flat EPS Growth (Threshold)	10% EPS Growth (Target)	20% EPS Growth (Stretch)	Vests Three Years From Date of Grant	8% CAGR in EPS over 3 Year Period	10% CAGR in EPS over 3 Year Period (Target)	15% CAGR In EPS over 3 Year Period (Stretch)
Annual Bonus	0	50% of 70% of Bonus Target	90% of 70% of Bonus Target	100% of 70% of Bonus Target	150% of 70% of Bonus Target
Contingent Bonus Opp. Created	0	0	30% of Bonus Target	50% of Bonus Target	100% of Bonus Target
Contingent Bonus Opp. Paid						0	50% of Bonus Opp.	100% of Bonus Opp.	No Addn’l %
Performance Equity Awards										25% of Total Award	30% of Total Award	50% of Total Award	100% of Total Award

ANNUAL AND TWO-YEAR BONUS PROGRAM

Awards to officers under our annual and two-year cash bonus program are made under the terms of our shareholder-approved executive officer bonus plan, and the three-year performance awards are granted under the terms of our shareholder approved 2000 incentive stock plan. This is so that both can qualify as performance-based compensation under IRS Reg. 162(m). The performance goals are set by the committee at the beginning of each fiscal year, and are intended to promote shareholder value by means of healthy and consistent EPS improvement.

Annual Bonus

The annual bonus is designed to promote achievement of both Company and individual performance goals, with a component equal to 70% of the annual bonus focused on objective Company performance, and a component equal to the remaining 30% of the annual bonus focused on more subjective individual performance.

The committee has assigned individual “bonus targets” (a percentage of annual salary) to each of the officers, based upon historical practice at the Company and benchmarked data provided by the committee’s consultant. For fiscal years 2007 and 2008, as well as 2009, the following “bonus targets” were assigned to the named executive officers:

•	Mr. Klein - 100%
•	Mr. Sescleifer - 80%
•	Mr. Hatfield - 80%
•	Mr. McClanathan - 80%
•	Ms. Stratmann - 60%

•
Company performance.  This component rewards achievement of Company performance goals established at the beginning of each fiscal year. For the executive officers, the program is designed to reward significant annual EPS growth, and provides the following potential bonuses:

Goals for Annual Objective Component— Set at Beginning of Each Fiscal Year	Bonus which will be Awarded upon Achievement of Goals
Threshold—set at prior year’s final GAAP results	50% of 70% of officer’s “bonus target”
10% (target)- set at 10% above Threshold goal	100% of 70% of officer’s “bonus target”
Stretch—set at 20% above Threshold goal	150% of 70% of officer’s “bonus target”
(Bonuses indicated increase proportionately in 1/10th of 1% increments, for final results between the goals indicated—with maximum bonus at stretch. No bonuses are paid for results below the Threshold goal.)

For 2008, the threshold EPS goals (which is the base for the 10% target and stretch goals) was reduced by $0.12 to reflect the non-cash accounting impact of a German tax benefit recognized during fiscal year 2007. Following the end of fiscal year 2008, solely for purposes of determining achievement of our adjusted 2008 bonus program goals, our final GAAP EPS results for 2008 were increased by $0.28 to reflect the non-cash accounting treatment of inventory write-ups associated with our acquisition of Playtex during the fiscal year, as described under Adjustment of Goals below. That number, as increased, is also the threshold EPS goal for our 2009 program. The adjusted goals for fiscal year 2008 and fiscal year 2009 are also set forth under Adjustment of Goals. Based on final EPS results for fiscal 2008, adjusted as described in Adjustment of Goals, which exceeded the threshold EPS goal for the year, but did not achieve the 10% EPS target, bonuses under this objective component were awarded to the named executive officers, as described in the Summary Compensation Table below, at the pro rata level set by the program.

•
Individual performance.  The individual performance component of the annual bonus is based upon a subjective evaluation of the officer’s performance during the year, including performance against pre-established “focal points” for business and operational improvement. Based on that evaluation, a subjective rating is assigned to each officer, each of which ratings provide the following potential bonuses:

Rating	Individual Performance Bonus
“1” or “major contributor”	200% of 30% of officer’s “bonus target”
“2” or “significant contributor”	125% of 30% of officer’s “bonus target”
“3” or “solid contributor”	50% of 30% of officer’s “bonus target”
“4” or “marginal contributor”	0
“5” or “unsatisfactory contributor”	0

The board of directors establishes the focal points of the chief executive officer at the beginning of the year, and the chief executive officer sets the focal points for the other executive officers. The focal points for those other officers for 2008 generally addressed specific operational objectives, budgeted financial objectives, organizational and management objectives, and more specific objectives directly related to each officer’s position. The focal points for the chief executive officer addressed the successful integration of the Playtex businesses, as well as top-line operating objectives for our household products and personal care products businesses, sales and profit growth objectives, strategic objectives for use of operating cash flows, and organizational and management objectives.

The committee determines the rating for the chief executive officer, based on his performance during the year, with input from the chairman of the board. The committee also reviews subjective assessments of the chief executive officer’s performance which are provided by each of the directors. The ratings for all other executive officers are recommended by the chief executive officer and are subject to committee approval. For fiscal 2008, the committee determined that each of the officers either achieved, or made significant progress toward achievement of, their pre-established focal points. The committee did note, however, the shortfall in attaining operating objectives for our household products business, and consequently rated Mr. McClanathan a “3” in line with those results. However, the committee elected to award Mr. McClanathan an individual performance bonus equal to 100%, instead of 50%, of the individual component (30%) of his bonus target, recognizing his positive impact on the household products division in a very challenging environment. The other named executive officers were rated a “2” for their performance during 2008, while Mr. Hatfield was rated a “1” in light of his substantial efforts in connection with the Playtex integration while maintaining sales and profit momentum in our personal care businesses. In assessing the chief executive officer’s performance for fiscal 2008, the committee assigned him a “2” rating, indicating that they viewed his leadership during fiscal year 2008 as strong in a very challenging environment. The committee recognized his efforts with respect to expeditiously reducing the Playtex acquisition debt, the achievement of integration goals and timetables, and cost reduction efforts in Europe.

The committee, at its October, 2008 meeting, decided that the fiscal 2009 program should be revised to make the individual performance component applicable to the named executive officers consistent with the program that is applicable to all other executives. The table below summarizes the 2009 rating scale.

Rating	Individual Performance Bonus
“1” or “major contributor”	200% of 30% of officer’s “bonus target”
“2” or “significant contributor”	150% of 30% of officer’s “bonus target”
“3” or “solid contributor”	75-110% of 30% of officer’s “bonus target”
“4” or “marginal contributor”	0
“5” or “unsatisfactory contributor”	0

Two-Year Bonus

The two-year bonus is designed to promote consistent growth in EPS from year to year. It provides the following potential bonuses:

EPS Goals for Year One	Amount of Bonus Opportunity if Goals for Year One Achieved	EPS Goals for Year Two	Bonus Payment if Goals for Year Two Achieved
10% (target)—set at 10% above prior year’s final EPS results	50% of officer’s “bonus target”	Threshold—set at final EPS results for year one	50% of bonus opportunity created after year one
Stretch—set at 20% above prior year’s final EPS results	100% of officer’s “bonus target”	10%(target)—set at 10% above final EPS results for year one	100% of bonus opportunity created after year one
(Bonus opportunities and payments indicated increase proportionately for final results between the goals indicated. No opportunity created or bonus paid for results below the above goals.)

Adjusted EPS results for fiscal 2008 (adjusted as described in Adjustment of Goals below) of $5.87 exceeded FY 2007 results, and as a result, the previously “banked” bonus opportunity created after fiscal year 2007 became payable. However, because we failed to meet the 10% targeted EPS goal for FY 2008, no new bonus opportunity based on fiscal 2008 results was created. The two-year cash bonus paid after fiscal 2008 is set forth in the Summary Compensation Table below.

In response to the very difficult economic and business climate facing the Company, and our concerns about maintaining strong incentives for year over year consistent growth in EPS, especially in light of the fact that no bonus opportunity based on fiscal 2008 results was created, the committee elected to revise, on a going-forward basis, the threshold for creating a bonus opportunity under the two-year bonus program. Under the revised program, if EPS growth for fiscal 2009 is at least 8%, a bonus opportunity equal to 30% of an officer’s or other executive’s “bonus target” will be created, proportionately increasing, in 1/10th of 1% increments, up to 50% of the bonus target if the 10% (target) EPS goal for 2009 is achieved, and up to 100% of the bonus target if the 20% stretch target for the year is achieved.  Payment, however, of the bonus opportunity remains dependent upon fiscal 2010 results, as described in the chart above.

Targeted Compensation Under the Annual and Two-Year Bonus Program

Because of our focus on incentive “pay for performance” compensation, we provide higher than market “bonus target” percentages for our executive officers, other than our chief executive officer, whose bonus target remains below market. However, because our base salaries have generally been set below the 50th percentile of our peer group (other than for Mr. McClanathan), our target total cash for 2008, in the aggregate, was 6% below the 50th percentile for the officers other than Mr. Klein, in line with our overall goals for total compensation targeted at the 50th percentile of our peer companies. Target total cash for Mr. Klein, however, was 28% below market, primarily due to his lower salary relative to market. The committee reviews our targeted bonus opportunities annually.

Our compensation goal is to provide pay opportunities to our executive officers that are competitive and consistent with our pay philosophy. What may actually be realized by them, especially under our annual and two-year cash bonuses and performance awards, is entirely a function of realized results. To the extent actual or earned compensation varies from our targeted total compensation percentile, it is a function of the individual’s and the Company’s performance.

Adjustment of Goals

The calculation of EPS for purposes of the annual and two-year cash bonus program, and our three-year performance awards, is made in accordance with U.S. generally accepted accounting principles (“GAAP”), subject to adjustment for the following, if they occur during a measurement period:

•	extraordinary dividends, stock splits or stock dividends;
•	recapitalizations or reorganizations of the Company, including spin-offs or liquidations;
•	any merger or consolidation of the Company with another corporation;
•	unusual or non-recurring non-cash accounting impacts or changes in accounting standards or treatment;
•	unusual or non-recurring non-cash accounting treatments related to an acquisition by the Company completed during the fiscal year; and
•	unusual or non-recurring non-cash asset impairment, such as non-cash write-downs of goodwill or trade names.

The committee has agreed that these adjustments will be mandatory under our program; in the event of any ambiguity, the committee determines if adjustment is appropriate. The committee determined that, for purposes of our 2008 bonus programs, GAAP EPS for fiscal 2007, used as the threshold EPS goal, was required to be adjusted to reflect the non-cash accounting impact of a portion of one-time deferred income tax benefits recognized by our German subsidiaries in 2007. In our fiscal 2007 reported earnings, we recorded a $9.7 million, or $0.16 per diluted share, income tax benefit which resulted from deferred tax balances being adjusted to reflect lower German tax rates in 2008 and beyond. Of this amount, $7.4 million, or $0.12 per diluted share, associated with indefinite-lived intangible assets, was determined by the committee to be deferred tax benefits with no economic substance within the foreseeable future. As a result, solely for purposes of our incentive programs, final GAAP EPS for fiscal 2007 of $5.51 was reduced by $0.12 to $5.39, which was the threshold EPS goal for our 2008 annual and two-year cash bonus program and the base for determining compound growth percentages under our three-year performance awards granted in October of 2007.

During fiscal 2008, we incurred a $27.5 million, or $0.28 per diluted share, non-cash accounting charge for costs of goods sold related to a purchase accounting adjustment to bring inventory acquired in our Playtex transaction to fair value under U.S. GAAP, which falls within the terms of the second to last category of adjustments described above. As a result, solely for purposes of determining achievement of our bonus program goals for fiscal year 2008, our final GAAP EPS results for 2008 were increased by $0.28, so that the non-cash charge would not be taken into account. In order that there will be no continuing impact from the $0.28 non-cash accounting charge, the final GAAP EPS number for fiscal 2008, which is the threshold EPS goal for our 2009 program, and the base for determining compound growth percentages under our three-year performance awards granted in October of 2008, will also be increased by $0.28.

The final bonus program goals for fiscal year 2008, adjusted as described above, are set forth in the following table.

Bonus Program Goals	Formula for Setting Goals	Adjusted 2008 Bonus Program EPS Goals ($5.51) - reduced by $.12 non-cash accounting impact of German tax benefit in FY 2007	FY 2008 EPS results	Adjustment of FY 2008 EPS results to reflect $0.28 non-cash accounting impact of Playtex inventory write-up (Used to determine achievement of adjusted Bonus Program Goals)
Threshold	FY 2007 EPS results ($5.51)	$5.39	$5.59	$5.87
10%	10% above adjusted Threshold less FY 2008 adjustment	$5.93
Stretch	20% above adjusted Threshold less FY 2008 adjustment	$6.47

Goals for fiscal year 2009 were determined by application of the program’s formula to adjusted final EPS results for fiscal year 2008.

Bonus Program Goals	Formula for Setting Goals	Increase reflecting non-cash accounting impact of Playtex inventory write-up	Adjusted 2009 Bonus Program EPS Goals
Threshold	FY 2008 EPS results ($5.59)	$0.28	$ 5.87
10%	10% above adjusted Threshold		$ 6.46
Stretch	20% above adjusted Threshold		$ 7.04

The annual and two-year cash bonuses are intended to ensure that executives focus on both short-term profit maximization as well as consistent growth from year to year, and the potential of large payouts for achievement of stretch EPS goals provides a strong incentive for outstanding performance. In addition, because long-term awards under the program are not payable unless the executive remains with us throughout the two-year measurement period, the program also helps to retain key executives.

The amounts of the annual Company performance cash bonus and the individual performance cash bonus, and the two-year cash bonus earned by each of the named executive officers for fiscal year 2008 is set forth in footnote 4 to the Summary Compensation Table below. The value of two-year bonus opportunities created for each of the officers during fiscal year 2008, payment of which is contingent upon fiscal year 2009 EPS results, is set forth in the Grants of Plan-Based Awards Table below.

EQUITY AWARDS

At the time of our spin-off, we adopted our 2000 incentive stock plan (which was later approved by shareholders) providing authority for the committee to grant up to 15 million shares of common stock, in the form of stock options (qualified and non-qualified), restricted stock or stock equivalents, and other stock awards. The plan expires in 2009, and the board has proposed a replacement plan to shareholders, as described under ITEM 2. PROPOSAL TO APPROVE 2009 INCENTIVE STOCK PLAN AND PERFORMANCE CRITERIA, in this proxy statement. We believe that equity grants provide a direct link to shareholder interests by tying a significant portion of the officers’ personal wealth to the performance of our common stock. Such grants reinforce a strong interest in share price growth, and also, because of vesting requirements, help to retain key employees.

Over the course of the plan’s life, the committee has granted non-qualified stock options. Since 2005, the committee has granted performance restricted stock equivalent awards (“performance awards”) to the named executive officers and other key employees. We believe that this is an improved and more performance-based structure.

Performance awards are designed to promote consistent and significant EPS growth, as adjusted, over a three-year period, as well as to provide an additional means of retaining key employees and executives. These awards have performance- and non-performance-linked components:

Non-performance-linked component

•	25% of the equivalents awarded vest on the third anniversary of grant, provided that the executive remains employed with us at that time,

Performance-linked component

•
an additional 5% will vest only if 8% compound annual growth in EPS, as adjusted, over the 3-year period is achieved, 15% will vest if compound annual growth of 9% is achieved, and 25% will vest if 10% compound annual growth in EPS is achieved, and

•	the remaining 50% vests on a pro rata basis for compound growth in EPS, as adjusted, only as EPS rises above 10% compound annual growth rate (up to a maximum of 15%) over the three-year period.

The awards granted in fiscal years 2005, 2006 and 2007 provided that 75% of the total award granted to each officer would be forfeited if compound growth of at least 10% was not achieved over the three-year period of the award. Because of the harshness of that cliff, and because the committee’s consultant advised that performance awards among our peer group generally also had a threshold performance criteria that we did not, the performance awards granted during fiscal year 2008 provided a lower threshold of 8% compound growth in EPS over the three-year period for minimum vesting of the performance-linked component of those awards.

Grants during 2008

Three year performance awards with the above terms were granted to the named executive officers at the beginning of fiscal year 2008, as set forth in the Grants of Plan Based Awards table below. At the election of the committee, the base EPS number used for calculation of growth rates under those awards was $5.39. That amount, which is $0.12 less than the final GAAP EPS results for fiscal year 2007 of $5.51 reflected the $0.12 non-cash accounting impact of German tax benefits in fiscal year 2007, described under Adjustment of Goals above.

Additional performance awards were granted to the officers and other key employees in October of 2008 (which is fiscal year 2009). Similar to the awards granted in fiscal year 2008, they provide that 25% of the total equivalents granted will vest in three years, and an additional 5% of the total equivalents granted will vest if compound annual growth of at least 8% is achieved, increasing proportionately, in 1/10th of 1% increments, up to 75% of the total equivalents if 15% compound annual growth over the 3-year period is achieved. The total number of equivalents granted to each officer under these awards was: W. Klein—86,000 equivalents; J. McClanathan—20,000 equivalents; D. Hatfield—20,000 equivalents; D. Sescleifer—20,000 equivalents; and G. Stratmann—15,000 equivalents. The base used for calculation of growth rates for purposes of these awards is equal to final EPS for fiscal 2008, adjusted as described in Adjustment of Goals above, of $5.87.

The determination of whether targeted growth in EPS is achieved will be made in accordance with GAAP, adjusted for unusual items, as described in Adjustment of Goals above.

Performance Awards Vesting based on 2008 Results

Three year performance awards were granted to the named executive officers at the beginning of fiscal year 2006, under the terms of our deferred compensation plan. Under these awards, equivalents were credited to officer accounts in the Energizer common stock unit fund of the plan. As described above, 25% of the total equivalents granted, representing the non-performance-linked component, vested on October 11, 2008, the third anniversary of grant. With respect to the performance-linked component of the awards, compound annual growth in EPS over the three-year period between October 1, 2005 and September 30, 2008 exceeded 15%, based on final GAAP EPS results for fiscal year 2005, and adjusted EPS results for fiscal year 2008 of $5.87 (as described in Adjustment of Goals). Consequently, 100% of the equivalents granted to each of the named executive officers in 2005 vested. Under the terms of the plan, these equivalents are payable only in cash at the time of each executive’s termination of employment with us.

Timing and Procedures for Grants

But for exceptional cases such as promotions or new hires, performance awards and other restricted stock equivalent awards are granted at the fall meeting of the committee. At that meeting, which occurs just after the beginning of the fiscal year, salary levels and bonus programs for the new fiscal year are determined, and the committee and management have agreed that it is also an appropriate time to review and consider additional awards, as part of the total compensation packages offered. If options are awarded, although there is no current plan to do so, they would be granted at that meeting, at the closing price of the common stock on that date. As the committee meeting generally occurs prior to the Company’s final determination of fiscal year end results, and as the specific date of the meeting is set a year in advance, we believe that there would be little or no opportunity to obtain favorable option pricing through manipulation of the grant date.

For the past several years, the size of equity awards for the executive officers has been, in part, based upon benchmarked data from our peer group provided by the committee’s consultant, valued on the basis of grant-date present value.

•
The consultant uses pricing models comparable to Black-Scholes for restricted stock equivalents and performance awards, giving consideration to risk of forfeiture and degree of upside potential for performance shares.

•
In valuing the performance component of our performance awards, the consultant assigns a premium to reflect the fact that our maximum payout, for 15% compound growth in EPS over the three-year term of the award, is three times our target payout (for 10% compound growth) instead of the more customary two times target. This structure reflects our greater emphasis on “pay at risk”.

•
As with the setting of base salary, the size of awards recommended reflects the interplay involved with providing long-term incentive compensation, at or slightly above the 50th percentile while maintaining total compensation for each officer, and for all of the officers as a group, at or slightly above the 50th percentile. Other factors, such as parity among the officers, individual circumstances, current dilution rates, and the market run-rate for equity grants among the peer group also impact the size of long-term incentive awards. Based on these considerations and the consultant’s valuation, the chief executive officer determines an appropriate number of shares or share units to be recommended to the committee for each officer.

•	The committee reviews the proposed awards and then generally approves the recommendations.

With respect to awards to the chief executive officer, the consultant, without input from the chief executive officer or other members of management, provides a range of potential awards for the committee. Again, this analytical tool is intended to illustrate the impact that a range of alternatives would have on his competitive posture. However, the committee can and does consider alternatives outside the range. The committee then subjectively determines the size of the award. Performance awards in 2008, in combination with our other long-term incentive (the two-year cash bonus program) were, for the officers as a group, approximately 27% above the 50th percentile, and on an individual basis, were in a range between 11% and 29% above the 50th percentile. The resulting above-market position was based largely on the grant-date value of the performance awards, which was substantially impacted by our relatively high stock price as of the beginning of October, 2007, when the awards were granted.

We provide long-term incentive opportunities in the form of equity awards in order to align our officers’ interests with those of shareholders, promote exceptional performance, and retain key executives throughout the vesting periods. Equity grants constitute a significant element of executive compensation among our peer companies, and we believe the competitiveness of our program would suffer if such grants were not included.

The FAS 123R expense associated with performance awards granted in fiscal year 2008 is included in the Stock Awards column of the Summary Compensation Table. The aggregate grant date value of the 2008 awards, in accordance with FAS 123R, is set forth in the Grants of Plan-Based Awards Table. Prior equity awards are listed in the Outstanding Equity Awards at Fiscal Year End Table.

Deferred Compensation Plan.  The executive officers and other key employees are permitted to request the deferral of their annual and two-year cash bonus awards under the terms of our deferred compensation plan, which is described in the narrative to the Nonqualified Deferred Compensation Table below. Deferrals of an executive’s annual and two-year cash bonus into the Energizer common stock unit fund of the plan receive a 25% Company match, vesting three years from the date of crediting.

The plan is a legacy plan inherited from our former parent that we have retained as a part of our compensation program. The 25% Company match is highly valued by our executives as part of their overall compensation package, as are the tax deferral benefits of the plan. The investment alternatives offered under the plan provide additional value:

•
The Energizer common stock unit fund, including the 25% Company match, links the executives’ personal financial interests to the performance of our common stock, with no dilutive impact on shareholders because payouts under the plan are made in cash. Moreover, the three-year vesting requirements for the match provide us with an additional means of retaining executives.

•
The 25% Company match has been identified by the committee’s consultant as a benefit that is not common among our peer group. However, because of the above advantages of the program, and because the aggregate value of our total compensation for 2008, for each officer, and for the officers as a group, was modestly above the 50th percentile for the peer group, the committee has determined to keep the match in place.

•
The investment options tracking the investment funds in our 401(k) plan allow executives to tailor their retirement investments according to their individual investment objectives, although executives must retain their deferred bonuses in the Energizer common stock unit fund for at least a year, and the 25% Company match must remain in that fund until vested.

•
The prime rate fund provides an above-market rate of return. Because its inclusion in the plan has not resulted in total compensation above the 50th percentile, the committee has elected to retain the prime rate fund.

The FAS 123R expense associated with unvested 25% Company match deferrals during fiscal year 2008 is included in the Stock Awards column of the Summary Compensation Table, and above-market interest under the prime rate fund, credited to each of the named executive officers during fiscal year 2008, is included in the Summary Compensation Table below (and detailed in footnote 5 to that Table.) Details of contributions and earnings, and year-end balances, in the deferred compensation plan are set forth in the Nonqualified Deferred Compensation Table and accompanying narrative.

Supplemental Retirement Plans.

Defined Benefit

Pension benefits under our qualified defined benefit pension plan are based upon an employee’s five year final average earnings (including wages and bonuses, either paid or deferred). Because of IRS limitations on the amount of earnings that can be taken into account for such calculation, and on the amount of benefits that can actually be paid, we have, like many companies our size, established an unfunded pension restoration plan, our executive supplemental retirement plan, which, following retirement, provides a monthly supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the IRS limitations. Executives whose pension benefits under the qualified plan are calculated under an account-based formula also have the option of taking their restoration benefit in the form of a lump-sum payment upon retirement.

Defined Contribution

We also offer a qualified defined contribution 401(k) plan, our savings investment plan, which permits all U.S. employees to defer a percentage of their compensation into the plan until retirement, and receive a Company match on a portion of their deferrals. The amounts which may be deferred into the qualified plan, as well as the amount of company matching contributions, are also both subject to IRS limitations. As with the defined benefit plan, we have adopted an unfunded excess 401(k) plan, our executive savings investment plan, under which executives are permitted to defer any excess contributions and matching payments not permitted into the qualified savings investment plan.

Value of the Plans to Our Compensation Program

The pension restoration plan and the excess 401(k) plan are legacy benefits which were also offered by our former parent, and the committee believes they are highly valued by the executives. The pension restoration plan preserves the full, unreduced benefit which the executives would otherwise receive under the qualified plan’s pension formula, and the excess 401(k) plan offers the opportunity to save for retirement, on a tax deferred basis, at the same levels of deferral and company match that the executives would otherwise receive under the qualified 401(k) plan without IRS limits.

According to market data provided by the committee’s consultant, these types of benefits are generally offered by our peer group described above, often with enhanced benefit formulas (which we do not provide). We believe that not including these programs would put us at a competitive disadvantage in retaining our key executives.

Enhanced Benefits under Separation Agreements

On a very limited number of occasions, in connection with separation agreements entered into with certain terminating executives, our board has authorized the inclusion of additional bonus compensation in the calculation of pension restoration plan benefits, which would not otherwise have been included under the terms of the qualified pension plan. Although including this compensation resulted in greater benefits under the pension restoration plan, the board, in those cases, believed the benefit was necessary and appropriate consideration for the separation agreements. We consider these agreements on a case by case basis, and generally do not agree to enhance benefits under the pension restoration plan. None of the named executive officers has received enhanced pension restoration plan benefits.

Future Review of Benefit Formulas

Accrued benefits under the pension restoration plan have increased over the past several years and could increase significantly in the future. As indicated above, bonuses under our annual and two-year bonus program are a component of five-year final average pay for purposes of pension benefit calculations under the qualified retirement plan and the pension restoration plan. Because the bonus program has evolved to a performance-based program with significant penalties for failure to achieve goals, and significant rewards for achievement of stretch goals, our superior financial performance over the last several years has resulted in higher than average bonuses, and, consequently, significantly expanded retirement liabilities. (Poor performance, of course, can have the opposite effect. No bonuses were paid to the executive team in 2001 because of poor financial results for that year, and pension restoration plan benefits were significantly negatively impacted during the five-year averaging period.) Management and the committee continue to review benefit formulas under the qualified defined benefit pension plan and the pension restoration plan in light of these issues.

Details of pension benefits under the pension restoration plan are set forth in the Pension Benefits Table below, and details of contributions, earnings, and year-end balances in the excess 401(k) plan are set forth in the Nonqualified Deferred Compensation Table below.

Severance and Other Benefits Following a Change of Control.

Unlike many of our peers, we have not offered employment agreements to our executives. However, we have entered into change of control employment agreements with each of our executive officers which provide for severance payments equal to three times annual salary and bonus, and continuation of a number of other benefits in the event of the executive’s involuntary termination, or voluntary termination for any of several specified reasons, within three years following a change of control. The agreements also provide for a payment of a pro rata annual bonus immediately upon a change of control, as well as vesting of all equity awards.

The agreements also include an excise tax gross-up provision, subject to reduction of benefits if “excess parachute payments” are less than 10% over the safe harbor.

Our three-year performance awards granted during fiscal year 2006 and fiscal year 2007 provide that they will vest in their entirety upon a change of control. However, the committee has decided that with respect to the performance awards granted in fiscal year 2008 and in future years, only 50% of the total equivalents granted will vest if the change of control occurs within eighteen months of grant, and if the change of control occurs more than eighteen months following grant, only the greater of

•	50% of total equivalents granted, or
•	the number that would have been granted if actual EPS performance for the period between grant and the change of control were achieved at the end of the three-year period,

will vest. The committee based this decision on advice from its consultant that vesting at target or actual performance, rather than maximum, upon a change of control, was more typical for agreements of this type.

Details of the terms of the agreements are set forth under Potential Payments Upon Termination Or Change of Control below.

Purpose of the Agreements

Because we do not otherwise enter into employment agreements with our executive officers, the change of control employment agreements are designed to provide them with increased security in the event of a change of control, and allow them to weigh alternative future courses for the Company focused on the interests of shareholders and not their own personal financial interests. Our board of directors carefully identified the executives and other individuals who have received agreements as critical to the process of evaluating or negotiating a transaction, or in the subsequent integration process. We believe that their retention throughout a change of control is critical to the success of any transaction. In evaluating these agreements, the committee considers it important that:

•	except as noted above, no benefits become payable under an agreement unless the executive is involuntarily terminated, or voluntarily terminates for good cause; and
•
the agreements limit the ability of the new management to impose unfavorable, harsh or unfair conditions of employment in order to motivate the executive to voluntarily terminate and forfeit severance benefits.

The committee annually reviews the terms and aggregate cost of the agreements in light of comparative market data provided by its consultant, and has from time to time in the last several years initiated limitations on the benefits provided. The consultant’s advice is based upon surveys of Fortune 200 companies as well as our peer group, and its own internal data and expertise. Based on this information, the consultant has advised that severance payments set at three times annual base salary and bonus for the executive officers, as well as reimbursement of excise taxes, subject to reduction of benefits within ten percent of the excise tax threshold, is common, and that the aggregate projected cost of payments under our agreements, as a percent of market capitalization, is consistent with or less than prevailing practices.

The aggregate cost of these agreements to a new controlling entity could be significant, depending, in particular, upon the value of equity awards vesting at a change of control, and excise tax calculations—which can vary significantly depending upon the date of calculation. However, we believe that the retention value provided by the agreements outweighs the potential cost given that:

•	such protections are common among companies of our size, and allow us to offer a competitive compensation package,
•	the committee’s consultant has advised that the aggregate projected cost of the agreements is at the lower end of prevailing practice, and
•	such costs will only be triggered if the new controlling entity terminates the protected executives, or the executives are able to terminate for good reason, during the protected period.

A description of the projected cost if a change of control were to have occurred on the last day of fiscal year 2008 and all of the named executive officers were terminated on that date is provided under Potential Payments Upon Termination Or Change of Control below.

Perquisites.  We offer only a limited number of perquisites for our executive officers, and do not provide commonly offered perquisites such as company cars and country club memberships. Our board of directors has authorized the personal use of our Company-owned aircraft, for up to 30 flight hours per year, by the chief executive officer and the chairman of the board. The board has also authorized those individuals to bring family members and guests along on business flights, and has also approved the reimbursement of those individuals for state and federal income taxes associated with their personal use of the aircraft and the use by their guests, but not for any taxes on such reimbursement. At the committee’s October, 2008 meeting, the committee authorized an increase in flight hours available to the chief executive officer from 30 to 50. Because only a 3% salary increase was authorized for the chief executive officer for fiscal year 2009, leaving his salary significantly below market, the committee felt it was appropriate to increase the flight hours permitted to him. Nevertheless, in light of the uncertainties created by the global economic crisis, Ward Klein has elected to decline the increase. The remaining perquisites or executive benefits consist of the executive financial planning program, executive health plan, executive long-term disability plan, and executive excess liability plan. These are all legacy programs which were in effect prior to our spin-off. Because our executives have participated in these programs for a number of years, and value them highly as a part of their overall compensation package, we believe they strengthen our ability to retain them at moderate expense. However, because of our overall compensation philosophy of focusing on performance-based compensation, the committee regularly reviews the continuing value of these programs. At its review in 2006, the committee elected to freeze the executive health plan for existing participants, and not to offer it to any additional participants, and in 2008 elected to freeze the executive retiree life plan for current retired executives, but not to offer it to future retirees.

The value of perquisites provided to the named executive officers during fiscal year 2008 is set forth in the All Other Compensation Column of the Summary Compensation Table below, and detailed in footnotes to that Table.

Stock Ownership Requirements

In October, 2007, because of the importance of having our executives’ personal financial interests directly and significantly linked to the interests of shareholders, the committee approved stock ownership guidelines for our executive officers. Although historically our officers have maintained stock ownership levels well above typical mandatory guidelines, we felt it was advisable to set guidelines for new officers. The guidelines provide that the chief executive officer must maintain ownership of our common stock with a value of at least five times his base salary, and the other executive officers must maintain common stock ownership with a value of at least three times their base salaries. New officers would be given a period of five years to attain full compliance with the guidelines.

For purposes of these determinations, stock ownership includes shares of our common stock which are directly owned or owned by family members residing with the executive, or by family trusts, as well as vested options, vested and deferred restricted stock equivalents, unvested restricted stock equivalents (other than equivalents subject to achievement of performance targets), and common stock or stock equivalents credited to an officer under our savings investment plan, our excess 401(k) plan, or our deferred compensation plan. At the current time, all of our officers are in compliance with the guidelines.

Trading in Energizer Stock Derivatives

It is our policy that employees and officers may not engage in speculative transactions in our securities. Under the policy, an officer should not invest or trade in market-traded options, engage in short-sales of our securities, or speculate on relatively short-term price movements of our common stock.

Deductibility of Certain Executive Compensation

U.S. tax laws set a limit on deductible compensation of $1,000,000 per year per person for those executives designated as named executive officers in the proxy statement. We have mandated or reserved the right to mandate the deferral of certain bonus and salary payments to such officers. As shareholders have approved the terms of the executive officer bonus plan, a significant portion of payments to the named executive officers under our annual and two-year cash bonus program for 2008 were performance-based and thus deductible. In addition, voluntary deferrals of payments under that program will effectively preserve the deductibility of essentially all compensation paid to the named executive officers for fiscal year 2008. The performance awards granted to the named executive officers in 2006 through 2008 are pursuant to the shareholder-approved 2000 incentive stock plan, and accordingly will, if ultimately earned and paid, be deductible. While it is the general intention of the committee to meet the requirements for deductibility, the committee may approve payment of non-deductible compensation from time to time if it believes particular circumstances warrant it. The committee intends to continue to review and monitor its policy with respect to the deductibility of compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Comp. (4)	Change in Pension Value and Nonqual’d Deferred Comp. Earnings (5)	All Other Compensation (6)	Total ($)
Ward M. Klein Chief Executive Officer	2008 2007	$818,750 $745,833	$0 $0	$4,070,141 $7,616,242	$140,750 $287,417	$1,562,535 $1,853,500	$ 287,410 $ 1,039,589	$183,538 $226,221	$ 7,063,124 $11,768,802

Daniel J. Sescleifer Executive Vice President and Chief Financial Officer	2008 2007	$436,667 $397,500	$0 $0	$ 900,615 $1,462,923	$ 8,833 $56,074	$666,682 $788,480	$ 174,251 $ 191,577	$48,071 $61,615	$2,235,119 $2,958,169

Joseph W. McClanathan President & CEO Energizer Household Products	2008 2007	$473,100 $449,166	$0 $0	$1,094,361 $2,396,152	$0 $91,649	$704,944 $836,880	$ 469,788 $ 737,364	$28,618 $68,907	$2,770,811 $4,580,118

David P. Hatfield President & CEO, Energizer Personal Care	2008 2007	$395,879 $342,917	$0 $0	$ 711,057 $1,030,360	$26,500 $38,862	$667,776 $582,060	$ 280,727 $ 246,745	$ 49,585 $103,092	$2,131,524 $2,344,036

Gayle G. Stratmann Vice President and General Counsel	2008 2007	$347,573 $317,500	$0 $0	$ 710,096 $1,208,515	$26,253 $83,728	$398,766 $426,720	$ 230,256 $ 232,145	$19,611 $45,860	$1,732,555 $2,314,468
__________

(1)
All awards under our annual and two-year bonus program are based upon achievement of either individual or Company performance measures established at the beginning of a performance period. Consequently, the value of all bonuses earned during the fiscal year are included in the Non-Equity Incentive Plan Compensation column of this table.

(2)
The amounts reported in this column reflect the dollar amount, without any reduction for risk of forfeiture, recognized in the fiscal year for financial reporting purposes for stock awards to the listed officers, calculated in accordance with the provisions of FAS 123R. Portions of awards granted over several years are included in this amount. The FAS 123R value as of the grant date is spread over the number of months of service required for the grant to become vested, which may be accelerated for retirement eligible officers. Accounting expense is also affected by the current probability of meeting or exceeding performance targets included in some of the awards, since that is how they are expensed. Assumptions utilized in the calculation of these amounts are set forth in “Note 8. Share-Based Payments” of the Notes to Consolidated Financial Statements of our 2008 Annual Report.

(3)
The amounts reported in this column reflect the dollar amount, without any reduction for risk of forfeiture, recognized in the fiscal year for financial reporting purposes for stock options held by the listed officers, calculated in accordance with the provisions of FAS 123R. Although no options were granted during the fiscal year, the amounts reflect portions of options granted over the past several years which had not vested as of the beginning of the year. The FAS 123R value as of the grant date is spread over the number of months of service required for the grant to become vested. Assumptions utilized in the calculation of these amounts are set forth in “Note 8. Share-Based Payments” of the Notes to Consolidated Financial Statements of our 2008 Annual Report.

(4)
The amounts reported in this column reflect bonuses earned by the named executive officers during the fiscal year under our annual and two-year cash bonus program, which is described in our Compensation Discussion and Analysis. These amounts are comprised of

(i)	the annual individual performance component;
(ii)	the annual Company performance component; and
(iii)	the two-year bonus which was created based on fiscal 2007 Company performance and which became payable based upon fiscal year 2008 performance.

EPS goals for fiscal year 2008 (as utilized in (ii) and (iii) above) were adjusted as discussed in Compensation Discussion and Analysis—ANNUAL AND TWO-YEAR BONUS PROGRAM—Adjustment of Goals.

The specific amounts earned by each of the named executive officers under (i), (ii) and (iii) above are as follows:

•	Mr. Klein, (i) $309,375; (ii) $545,160; (iii) $708,000
•	Mr. Sescleifer, (i) $132,000; (ii) $232,602; (iii) $302,080
•	Mr. McClanathan, (i) $114,000; (ii) $251,104; (iii) $339,840
•	Mr. Hatfield, (i) $192,000; (ii) $211,456; (iii) $264,320
•	Ms. Stratmann, (i) $78,750; (ii) $138,768; (iii) $181,248

These amounts do not reflect any deferral of payment of these amounts, at the officers’ elections, under the terms of our deferred compensation plan which is described in the narrative to the Nonqualified Deferred Compensation table below. The annual and two-year bonus program does not provide for earnings on non-equity incentive plan compensation prior to its payment or deferral under the deferred compensation plan.

(5) The amounts reported in this column consist of:

(i) aggregate changes in the actuarial present value of accumulated benefits under our retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are our defined benefit pension plans described in the narrative to the Pension Benefits table. For the final average earnings formula benefit under the retirement plan, this amount reflects the difference in the calculated present value of the benefit during fiscal year 2008. (To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.)

•	Mr. Klein, $286,873
•	Mr. Sescleifer, $123,210
•	Mr. McClanathan, $452,634
•	Mr. Hatfield, $260,763
•	Ms. Stratmann; $230,256

(ii) above-market interest (120% of the applicable long-term federal rate) credited to deferrals into the prime rate fund of our deferred compensation plan:

•	Mr. Klein, $537
•	Mr. Sescleifer, $51,041
•	Mr. McClanathan, $17,154
•	Mr. Hatfield, $19,964

(6) The amounts reported in this column with respect to fiscal year 2008 consist of the following:

(i) Company matching contributions or accruals in our savings investment plan and executive savings investment plan:

•	Mr. Klein, $70,003
•	Mr. Sescleifer, $40,817
•	Mr. McClanathan, $24,229
•	Mr. Hatfield, $23,574
•	Ms. Stratmann, $15,957

These amounts include benefits which were accrued by the named executive officers in our executive savings investment plan in lieu of the pensionplus match account in our retirement plan (as described in the narrative to the Pension Benefits table below) due to certain limits imposed by the Internal Revenue Code on accruals in our retirement plan.

(ii) the group life insurance plan—term life insurance premiums paid by us for the first $40,000 of coverage for each of the named executive officers: $110.

(iii) tax reimbursements for income taxes associated with personal use of Company-owned aircraft:

•	Mr. Klein - $53,196
•	Mr. McClanathan - $1,935
•	Mr. Hatfield - $309

(iv) the incremental cost to the Company of the following perquisites provided to the named executive officers:

Personal use of Company aircraft.  Ward M. Klein, the chief executive officer, has been authorized to use Company-owned aircraft for personal travel, when the aircraft are not being used on business related trips. He receives tax reimbursements from the Company for income taxes associated with such travel, which is shown in (iii) above. Mr. Klein is also authorized to use the aircraft for travel to meetings of other boards on which he may serve. (Please see the narrative to the Director Compensation Table for a description of the calculation of the incremental cost of these flights.)

In fiscal year 2008, the incremental cost to the Company of Mr. Klein’s personal use of our aircraft, on a variable cost basis, was $39,925, reflecting the assessed charge per flight hour for such use. In addition, the approximate amount of disallowed federal tax deductions associated with such use was $14,772.

From time to time, officers may be allowed, if space permits, to have family members accompany them on business flights on our aircraft, at no aggregate incremental cost to the Company. In the discretion of the chief executive officer, they may receive tax reimbursements from the Company for income taxes associated with such travel. Such reimbursements for fiscal year 2008 are indicated in (iii) above.

Executive Financial Planning Program.  We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During 2008, the following reimbursement payments were made:

•	Mr. Klein - $2,480
•	Mr. Sescleifer - $4,800
•	Ms. Stratmann - $1,200

Executive Health Plan.  We pay the annual premium for each executive for an executive health insurance policy which generally covers all health care and dental expenses to the extent not covered by our medical and dental plans. The executives are required to pay for underlying coverage under the medical and dental plans at the same rate as all other employees. For fiscal year 2008 we paid $12,323 in executive health premiums for each of the named executive officers, but that amount was reduced by premium refunds for fiscal 2006 and 2007, and the net cost to the Company for the coverage was $1,652, which is included in the table above.

Executive Excess Liability Plan.  We pay the annual premium for a group policy providing each executive with personal excess liability coverage in excess of his or her primary personal liability insurance, the cost of which is borne by each executive. During 2008, we paid $1,400 in premiums for Mr. Klein, and $692 for each of the other named executive officers.

Retiree Plans.  The named executive officers also are or may become eligible to participate in the executive long-term disability plan and the executive retiree health plan upon their retirement from Energizer. These plans provide supplemental disability and health benefits, respectively, to eligible executive retirees. The long-term disability plan is entirely self-funded by us, but we pay an annual premium for all retiree participants in our executive retiree health plan. Although there was no incremental out-of-pocket cost to us under these plans with respect to the named executive officers, we annually record a FAS 106 expense for changes in the anticipated cost of their participation in our executive retiree health plans. For fiscal year 2008, the value of the recorded expense per individual decreased primarily due to an increase in the applied discount rate from 6.1% in fiscal 2007 to 7.6% in fiscal 2008. The negative value recorded for each individual is shown below, but as these amounts are negative, they were not included in the Summary Compensation Table.

•	Mr. Klein, ($48,693)
•	Mr. Sescleifer, ($28,076)
•	Mr. McClanathan, ($39,963)
•	Mr. Hatfield, ($54,382)
•	Ms. Stratmann, ($26,928)

Transportation and Living Expenses.  Mr. Hatfield serves as president and chief executive officer of our Energizer Personal Care division, the offices of which are located in Shelton, CT. Because his home and family are in St. Louis, MO, he regularly commutes to Connecticut, and his commuting expenses which are not business-related, as well as meals and lodging in Connecticut, are reimbursed by us. For fiscal year 2008, the amount reimbursed to him was $23,248.

The above list of perquisites does not include any contributions made by our charitable trust which may have been made at the request of any of the named executive officers. The trustees of that trust, who are employees of the Company, review requests for contributions to charitable organizations from employees, officers, and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the trust. Officers are also eligible to participate in the charitable trust matching gift program, which is generally available to U.S. employees. Under this program, the foundation matches 100 percent of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.

GRANTS OF PLAN-BASED AWARDS

Awards to the named executive officers, and to other key executives, were made in fiscal year 2008 under three separate plans or programs:

•	cash awards under our annual and two-year cash bonus program,
•	three-year performance awards under the terms of our 2000 incentive stock plan, and
•	Company-matching deferrals (payable in cash at retirement) under our deferred compensation plan.

Annual and Two-Year Bonus Program

Our annual and two-year bonus program is designed to promote significant earnings per share growth each year, and consistent growth from year to year.

Annual Cash Bonus.  The annual bonus is designed to reward achievement of both Company and individual performance goals established at the beginning of each fiscal year.

Company Performance Component.  For the named executive officers, the Company performance goals for fiscal year 2008 were based on EPS results at or above final results for fiscal year 2007, but adjusted as discussed in our Compensation Discussion and Analysis—Adjustment of Goals. The program, including the specific Company performance goals set at the beginning of the fiscal year, is described in our Compensation Discussion and Analysis—ANNUAL AND TWO-YEAR BONUS PROGRAM. For purposes of this program, our final EPS for fiscal 2008, adjusted as described in Adjustment of Goals, was $5.87, so the threshold EPS goal of $5.39 was exceeded, and the Company performance component of each officer’s annual bonus was equal to 94.4% of 70% of their individual bonus targets. The annual bonus payments that would have been made to each officer if the threshold, 10% or stretch EPS goals had been achieved is indicated in the Table below, with the actual amounts earned indicated in footnote 2.

Individual Performance Component.  The individual performance component of each officer’s annual bonus was based upon a subjective evaluation of their performance during the fiscal year, including performance against focal points established at the beginning of the year. After the end of the year, subjective ratings from “1” to “5” were assigned to each officer, with a bonus for each rating, as described in our Compensation Discussion and Analysis—ANNUAL AND TWO-YEAR BONUS PROGRAM. The annual bonus payments that would have been paid to each officer for a rating between “1” and “3” is indicated in the Table below, with the actual amounts earned indicated in footnote 3.

Two-Year Cash Bonus.  The two-year cash bonus program is designed to promote consistent growth in EPS from year to year, by awarding a bonus opportunity based on results for year one, payment of which is contingent upon equal or better results for year two. The two-year cash bonus, including the formula for determining the opportunity and the amount of bonus payments, is described in our Compensation Discussion and Analysis—ANNUAL AND TWO-YEAR BONUS PROGRAM. Under the program, an executive that is awarded a bonus opportunity (assuming that goals are met) for a particular fiscal year must remain employed by us through the end of the following fiscal year in order to be eligible for a payment.

The range of bonus opportunities for each officer under the two-year bonus program beginning October 1, 2007 are indicated in the Table below—with the Threshold sub-column indicating the minimal amount payable (10% EPS goal achieved year one, threshold EPS goal achieved year two), the Target sub-column indicating the amount payable if 10% EPS goal achieved both years, and the Maximum sub-column indicating the maximum amount payable (stretch EPS goal achieved year one, 10% EPS goal achieved year two). If the 10% EPS goal is not achieved year one, no bonus opportunity is created, and if the threshold EPS goal is not achieved year two, no bonus will be paid.

The two-year bonuses which were paid to each of the named executive officers after the end of fiscal year 2008 (for the two-year program beginning October 1, 2006) are set forth in footnote 4 to the Summary Compensation Table.

Three-Year Performance Awards

Performance-Linked Component.  At the beginning of fiscal year 2008, performance restricted stock equivalent awards were granted to each of the named executive officers under the terms of our 2000 incentive stock plan. These are described in our Compensation Discussion and Analysis—EQUITY AWARDS. Under the terms of the awards, each officer was credited with Energizer restricted common stock equivalents, 75% of which are subject to the achievement of adjusted targets for compound EPS growth over the 3-year period commencing October 1, 2007. (Potential adjustments are also described in our Compensation Discussion and Analysis—Adjustment of Goals.) The number of stock equivalents indicated in the Threshold sub-column, marked by footnote 4, in the Table below, will vest only if the compound annual growth in EPS, using an adjusted base for fiscal year 2007 of $5.39, over that 3-year period is at least 8%. If compound annual growth is in excess of that threshold, the number of units vesting will proportionately increase, with the maximum number vesting (as indicated in the Maximum sub-column) at a compound annual growth rate of 15% for that period.

Non-Performance-Linked Component.  The remaining 25% of the equivalents granted (as indicated in the All Other Stock Awards column below, marked by footnote 5) will vest three years from the date of grant, provided the officer remains employed with the Company.

The restricted stock equivalents granted under the performance awards will also vest in their entirety upon death, permanent disability, or involuntary termination, other than for cause, which is defined as gross misconduct. If a change in control of the Company occurs within 18 months following grant, 50% of the total equivalents granted will automatically vest; if the change of control occurs more than 18 months following grant, the greater of 50% of the equivalents granted, or the number that would have been granted if actual EPS performance up to the change of control was achieved over the 3-year period, will vest. A change of control, for purposes of the award, is defined as (i) an individual or group acquiring more than 50% of our outstanding common stock, or (ii) the current or continuing directors no longer constituting a majority of the board of directors.

The annual FAS 123R expense recognized in fiscal 2008 in connection with these awards is included in the Stock Awards column of the Summary Compensation Table. The aggregate grant date value is set forth in the Grant Date Fair Value of Stock Awards column below.

Deferred Compensation Plan

Executives are permitted to request deferral of all or a portion of the cash payments under our annual and two-year cash bonus program, under the terms of our deferred compensation plan, which is described in detail in the narrative to the Nonqualified Deferred Compensation Table below.

Company Match.  Under the terms of the plan, cash bonuses earned during fiscal year 2007 but deferred into the Energizer common stock unit fund during fiscal year 2008 were credited with an additional 25% Company match, which vests after three years, provided the deferred bonus is kept in that fund for at least a year. Vested Company matches may be transferred to different investment options at the executive’s discretion. The value of vested units is payable in cash only upon the executive’s retirement or other termination of employment, based on the value of our common stock at that time. The units will also vest in their entirety upon retirement (which for purposes of this plan means the attainment of age 55 with ten years of service), death, permanent disability, involuntary termination, or a change in control of the Company (defined, for purposes of this plan, as the time when (i) an individual or group acquires more than 20% of our common stock, (ii) our continuing directors no longer constitute a majority of our board, or (iii) a majority of the continuing directors approve a declaration that a change of control has occurred.)

The amount of the Company matching deferrals credited to each officer during fiscal year 2008 is shown in the All Other Stock Awards column below, marked by footnote 6, and the grant date value is shown in the Grant Date Fair Value of Stock Awards column below.

GRANTS OF PLAN-BASED AWARDS TABLE

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Date of Comp. Comm. Action(7)	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock(#)	Grant Date Fair Value of Stock Awards(8)
W. M. Klein	Bonus: Two-Year	10/10/07(1)		$206,250	$412,500	$825,000
	Bonus: Annl.Co.Perf.	10/10/07(2)		$288,750	$577,500	$866,250
	Bonus: Annl.Ind.Perf.	10/10/07(3)		$123,750	$309,375	$495,000
	Perf.Awd.:3Yr.CAGR	10/10/07(4)					2,800	14,000	42,000		$1,637,440
	Perf.Awd.: TimeVest	10/10/07(5)								14,000	$1,637,440
	Company Match	11/30/07(6)	10/9/06							3,404	$364,938

D.J. Sescleifer	Bonus: Two-Year	10/10/07(1)		$88,000	$176,000	$352,000
	Bonus: Annl.Co.Perf.	10/10/07(2)		$123,200	$246,400	$369,600
	Bonus: Annl.Ind.Perf.	10/10/07(3)		$52,800	$132,000	$211,200
	Perf.Awd.:3Yr.CAGR	10/10/07(4)					700	3,500	10,500		$409,360
	Perf.Awd.: TimeVest	10/10/07(5)								3,500	$409,360
	Company Match	11/30/07(6)	10/9/06							1,055	$113,120

J.W. McClanathan	Bonus: Two-Year	10/10/07(1)		$95,000	$190,000	$380,000
	Bonus: Annl.Co.Perf.	10/10/07(2)		$133,000	$266,000	$399,000
	Bonus: Annl.Ind.Perf.	10/10/07(3)		$57,000	$142,500	$228,000
	Perf.Awd.:3Yr.CAGR	10/10/07(4)					700	3,500	10,500		$409,360
	Perf.Awd.: TimeVest	10/10/07(5)								3,500	$409,360
	Company Match	11/30/07(6)	10/9/06							1,951	$209,220

D.P. Hatfield	Bonus: Two-Year	10/10/07(1)		$80,000	$160,000	$320,000
	Bonus: Annl.Co.Perf.	10/10/07(2)		$112,000	$224,000	$336,000
	Bonus: Annl.Ind.Perf.	10/10/07(3)		$48,000	$120,000	$192,000
	Perf.Awd.:3Yr.CAGR	10/10/07(4)					700	3,500	10,500		$409,360
	Perf.Awd.: TimeVest	10/10/07(5)								3,500	$409,360
	Company Match	11/30/07(6)	10/9/06							1,077	$115,500

G.G. Stratmann	Bonus: Two-Year	10/10/07(1)		$52,500	$105,000	$210,000
	Bonus: Annl.Co.Perf.	10/10/07(2)		$73,500	$147,000	$220,500
	Bonus: Annl.Ind.Perf.	10/10/07(3)		$31,500	$78,750	$126,000
	Perf.Awd.:3Yr.CAGR	10/10/07(4)					500	2,500	7,500		$292,400
	Perf.Awd.: TimeVest	10/10/07(5)								2,500	$292,400
	Company Match	11/30/07(6)	10/9/06							995	$106,680

(1)
These amounts represent the two-year cash bonus opportunities which could have been earned under our two-year bonus program during fiscal year 2008 if the 10% EPS target for the year had been achieved. However, because that target was not achieved for the fiscal year, no bonus opportunity was actually created, and the named executive officers will not receive a two-year cash bonus based upon fiscal year 2009 results.

(2)
These amounts represent the amounts which potentially could have been earned under the Company performance component of the annual cash bonus program for fiscal year 2008. Based on final 2008 results, the actual amounts earned are as follows:

•	Mr. Klein, $545,160
•	Mr. Sescleifer, $232,602
•	Mr. McClanathan, $251,104
•	Mr. Hatfield, $211,456
•	Ms. Stratmann, $138,768

(3)
These amounts represent the amounts which potentially could have been earned under the individual performance component of the annual cash bonus program for fiscal year 2008. The actual amounts earned under this component, based upon the subjective rating of each named executive officer as of the end of fiscal year 2008, are as follows. The committee elected to grant Mr. McClanathan an individual performance multiple of 100% of the 30% of his bonus target instead of the 50% multiple that would have otherwise applied to his performance ranking, as discussed in our Compensation Discussion and Analysis.

•	Mr. Klein, $309,375
•	Mr. Sescleifer, $132,000
•	Mr. McClanathan, $114,000
•	Mr. Hatfield, $192,000
•	Ms. Stratmann, $78,750

(4)
Vesting of these restricted stock equivalents (the performance-linked component), awarded under the performance awards granted on October 10, 2007, is subject to achievement of adjusted targets for compound annual growth in EPS over the three-year period commencing September 30, 2007.

(5)
These common stock equivalents (the non-performance-linked component), awarded under the performance awards granted on October 10, 2007, will vest three years from the date of grant, if the officer remains employed with us at that time.

(6)
These amounts represent 25% Company matching deferrals credited during fiscal year 2008. They were credited with respect to annual and two-year cash bonuses earned during fiscal year 2007 but deferred at the election of the officers after the end of that year.

(7)
The Company matching deferrals described in footnote (6) were approved by the Committee at the beginning of the fiscal year, prior to irrevocable elections by the officers to defer all or a portion of any bonuses they might receive at the end of the year. The actual matching deferrals were not credited until after the end of the fiscal year, when the amount of such bonuses was actually determined.

(8)
The aggregate grant date value of the equity awards for financial reporting purposes in accordance with FAS 123R is set forth with respect to each of the officers in the table above. Assumptions utilized in the valuation are set forth in “Note 8. Share-Based Payments” of the Notes to Consolidated Financial Statements of our 2008 Annual Report. Accounting expense for the 3-year CAGR performance awards granted 10/11/07 is also affected by the current probability of meeting or exceeding performance targets included in those awards, since that is how they are expensed; accordingly, the values shown with respect to those awards reflect the amortization utilized in the Consolidated Financial Statements, based on an assumption of achieving Target payout. If payout were to be at Maximum, the Grant Date Fair Value for those awards would be as follows:

• Mr. Klein, $4,912,320
• Mr. Sescleifer, $1,228,080
• Mr. McClanathan, $1,228,080
• Mr. Hatfield, $1,228,080
• Ms. Stratmann, $877,200

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following types of equity awards (listed in the Table below) have been granted to the named executive officers, and remain unvested as of September 30, 2008.

•
Non-qualified stock options granting the right to acquire shares of our common stock at an exercise price equal to its closing price on the date of grant. These options generally become exercisable at the rate of 20% to 25% per year over a four or five year period (as indicated below), and remain exercisable over the ten-year period following grant. Vesting of all options, however, will accelerate upon the death, disability, retirement on or after age 55, or involuntary termination (other than for cause, which is defined as gross misconduct) of the officer, and upon a change of control of the Company, which is defined as (i) the acquisition by a person or group of more than 50% of our outstanding voting securities; or (ii) directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, ceasing, as a result of the combination or contest, to constitute a majority of the board. Outstanding option awards are described under Option Awards, in the table below.

•
Restricted stock equivalents vest incrementally over four to nine years (as indicated below), and at vesting convert into non-restricted shares of our common stock which will then be issued to the officer. (However, if the officer elected to defer receipt of such shares, they will not convert at vesting and, instead, will not be issued until following the officer’s retirement or other termination of employment.) Vesting of restricted stock equivalents will accelerate, however, upon the death, disability, or involuntary termination (other than for cause) of the officer, and upon a change of control of the Company, which is defined in the same manner described for stock options above. In addition, for the restricted stock equivalents vesting in equal increments on May 19, 2009 and May 19, 2012, as noted below, vesting will also be accelerated upon the officer’s retirement on or after age 55. Currently only Mr. McClanathan is retirement eligible. Unvested restricted stock equivalent awards are included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the table below.

•
Three-year performance awards grant restricted stock equivalents or restricted stock equivalent units, the vesting of which is subject to the achievement of performance-linked and non-performance-linked conditions, as described in our Compensation Discussion and Analysis—EQUITY AWARDS. A description of the performance awards granted October 10, 2007, and the terms of their vesting, including accelerated vesting, is set forth in the narrative to the Grants of Plan-Based Awards table above. Except as noted below, the performance awards granted on October 11, 2005 and October 9, 2006 have similar terms, but the compound growth targets for those three year awards utilize a base of $3.82 and $4.45, respectively. The maximum equivalents or units which would vest under the performance-linked component of these performance awards are included below under Stock Awards—Equity Incentive Plan Awards, and the number of equivalents or units that would vest under the non-performance-linked component is included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the table below. Fewer equivalents or units will vest for compound growth that is less than 15% but at least 8%, for the 2007 grants, and 10% for earlier grants, over the applicable three-year period, and if growth for the period is below those thresholds, no performance-linked equivalents or units will vest. As of fiscal year end, the awards granted on October 11, 2005 had not yet vested, but the non-performance linked component vested on October 11, 2008, and the performance-linked component vested, based on adjusted final EPS results for fiscal year 2008 (as described in our Compensation Discussion and Analysis—Adjustment of Goals), on October 30, 2008. The equivalents that vested are set forth in footnotes 4 through 13 below.

•
Voluntary deferrals of cash bonuses under our annual and two-year bonus program into the Energizer common stock unit fund of our deferred compensation plan receive a Company matching deferral of 25%, provided that the voluntary deferrals are retained in that fund for at least a year. The Company matching deferrals are also credited to the Energizer common stock unit fund, and must remain in that fund until vested, which will occur three years from the date of initial crediting, if the officer remains employed with us at that time. Company matching deferrals will also vest upon an officer’s retirement, involuntary termination, disability or death, and upon a change of control of the Company. Unvested Company matching deferrals as of September 30, 2008 are included under Stock Awards—Number of Shares or Units of Stock That Have Not Vested, in the table below.

Non-qualified stock options, restricted stock equivalents, and performance awards granted on October 9, 2006 and October 10, 2007, have been granted under the terms of our 2000 incentive stock plan. Performance awards granted on October 11, 2005, as well as Company matching contributions, have been granted under the terms of our deferred compensation plan. (Awards under our deferred compensation plan are payable exclusively in cash at retirement or other termination of employment.)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. M. Klein	40,000	—	$ 17	5/7/10	90,877(4)	$ 7,320,142	177,000(9)	$ 14,257,350
	50,000	—	$ 21.0625	11/19/10
	80,000	20,000(1)	$ 42.90	1/25/14
	33,750	11,250(2)	$ 49.18	1/13/15
D. J. Sescleifer	16,668	—	$ 30.10	9/22/12	30,326(5)	$ 2,442,759	34,500(10)	$ 2,778,975
	2,500	2,500(3)	$ 46.13	10/18/14
J. W. McClanathan	50,000	—	$ 30.10	9/22/12	37,411(6)	$ 3,013,456	45,000(11)	$ 3,624,750
	40,000	10,000(1)	$ 42.90	1/25/14
	15,000	5,000(3)	$ 46.13	10/18/14
D. P. Hatfield	16,667	—	$ 30.10	9/22/12	19,357(7)	$ 1,559,206	25,500(12)	$ 2,054,025
	12,500	2,500(3)	$ 46.13	10/18/14
G. G. Stratmann	20,000	—	$ 26.64	3/16/13	26,842(8)	$ 2,162,123	27,600(13)	$ 2,223,180
	—	2,500(3)	$ 46.13	10/18/14

(1)	Vesting on 1/26/09.

(2)	Vesting on 1/14/09.

(3)	Vested on 10/19/08.

(4)	Of this total for Mr. Klein,

• 13,333 restricted stock equivalents will vest in equal increments on 5/19/09 and 5/19/12;
• 5,625 restricted stock equivalents will vest on 1/14/09;
• 4,703 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2005 vested on 11/22/08;
• 4,812 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2006 will vest on 11/30/09;
• 3,404 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 will vest on 11/30/10;

• 25,000 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan (which is the non-performance-linked component of the performance awards granted 10/11/05) vested in total on 10/11/08;

• 20,000 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/09/06) vest on 10/09/09; and
• 14,000 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/10/07) vest on 10/10/10.

(5)	Of this total for Mr. Sescleifer,

• 13,333 restricted stock equivalents will vest in equal increments on 5/19/09 and 5/19/12;
• 1,250 restricted stock equivalents vested on 10/19/08;
• 2,192 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2005 vested on 11/22/08;
• 996 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2006 vested on 11/30/09;
• 1,055 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 vested on 11/30/10;

• 4,000 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan (which is the non-performance-linked component of the performance awards granted 10/11/05) vested in total on 10/11/08;

• 4,000 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/09/06) vest on 10/09/09; and
• 3,500 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/10/07) vest on 10/10/10.

(6)	Of this total for Mr. McClanathan,

• 13,333 restricted stock equivalents will vest in equal increments on 5/19/09 and 5/19/12;
• 2,500 restricted stock equivalents vested on 10/19/08;
• 2,674 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2005 vested on 11/22/08;
• 1,953 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2006 will vest on 11/30/09;
• 1,951 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 will vest on 11/30/10;

• 6,500 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan (which is the non-performance-linked component of the performance awards granted 10/11/05) vested in total on 10/11/08;

• 5,000 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/09/06) vest on 10/09/09; and
• 3,500 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/10/07) vest on 10/10/10.

(7)	Of this total for Mr. Hatfield,

• 6,666 restricted stock equivalents will vest in equal increments on 5/19/09 and 5/19/12;
• 1,250 restricted stock equivalents vested on 10/19/08;
• 1,864 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2005 vested on 11/22/08;
• 1,077 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 will vest on 11/30/10;

• 2,500 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan (which is the non-performance-linked component of the performance awards granted 10/11/05) vested in total on 10/11/08;

• 2,500 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/09/06) vest on 10/09/09; and
• 3,500 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/10/07) vest on 10/10/10.

(8)	Of this total for Ms. Stratmann,

• 13,333 restricted stock equivalents will vest in equal increments on 5/19/09 and 5/19/12;
• 1,250 restricted stock equivalents vested on 10/19/08;
• 792 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2005 vested on 11/22/08;
• 1,272 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2006 will vest on 11/30/09;
• 995 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan granted as Company matching deferrals in 2007 will vest on 11/30/10;

• 3,700 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan (which is the non-performance-linked component of the performance awards granted 10/11/05) vested in total on 10/11/08;

• 3,000 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/09/06) vest on 10/09/09; and
• 2,500 restricted stock equivalents (which is the non-performance-linked component of the performance awards granted 10/10/07) vest on 10/10/10.

(9)	Of this total for Mr. Klein,

• 75,000 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan represent the performance-linked component of our performance awards granted 10/11/05 – of this amount, 75,000 restricted stock equivalents vested on 10/30/08 based on annual compound growth in EPS over the preceding 3-year period;

• 60,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/09/06; and
• 42,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/10/07.

(10)	Of this total for Mr. Sescleifer,

• 12,000 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan represent the performance-linked component of our performance awards granted 10/11/05 – of this amount, 12,000 restricted stock equivalents vested on 10/30/08 based on annual compound growth in EPS over the preceding 3-year period;

• 12,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/09/06; and
• 10,500 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/10/07.

(11)	Of this total for Mr. McClanathan,

• 19,500 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan represent the performance-linked component of our performance awards granted 10/11/05 – of this amount, 19,500 restricted stock equivalents vested on 10/30/08 based on annual compound growth in EPS over the preceding 3-year period;

• 15,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/09/06; and
• 10,500 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/10/07.

(12)	Of this total for Mr. Hatfield,

• 7,500 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan represent the performance-linked component of our performance awards granted 10/11/05 – of this amount, 7,500 restricted stock equivalents vested on 10/30/08 based on annual compound growth in EPS over the preceding 3-year period;

• 7,500 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/09/06; and
• 10,500 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/10/07.

(13)	Of this total for Ms. Stratmann,

• 11,100 restricted stock equivalent units in the Energizer common stock unit fund of our deferred compensation plan represent the performance-linked component of our performance awards granted 10/11/05 – of this amount, 11,100 restricted stock equivalents vested on 10/30/08 based on annual compound growth in EPS over the preceding 3-year period;

• 9,000 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/09/06; and.
• 7,500 restricted stock equivalents represent the performance-linked component of our performance awards granted 10/10/07.

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)
W. M. Klein	0	$ 0	5,625	$587,756
D. J. Sescleifer	0	$ 0	1,250	$140,413
J. W. McClanathan	0	$ 0	2,500	$280,825
D. P. Hatfield	0	$ 0	1,250	$140,413
G.G. Stratmann	2,500	$ 168,886	1,250	$140,413

(1)
On January 14, 2008 (for Mr. Klein) and October 19, 2007 (for the other officers), 25% of restricted stock equivalents granted under the terms of our 2000 incentive stock plan on January 14, 2005, and October 19, 2004, respectively, vested in accordance with their terms. Upon vesting, the equivalents converted into shares of our common stock which were then issued to the officers free of any restrictions. If the officers, however, elected in advance to defer receipt of the shares of common stock, conversion will not occur until the officer terminates employment with us.

(2)	Receipt of the following numbers of shares was deferred, at the election of each officer, until retirement or other termination of employment:

• Mr. Klein - 5,625
• Mr. Sescleifer - 1,250
• Ms. Stratmann - 1,250

PENSION BENEFITS

Our retirement plan covers essentially all U.S. employees of Energizer Holdings, Inc. after one year of service. As a qualified plan, the retirement plan is subject to maximum pay and benefit limits. We also offer a nonqualified, unfunded pension restoration plan to the executive officers which, following retirement, pays those amounts which would otherwise be paid under the retirement plan but for the Internal Revenue Code maximum pay and benefit limits. It generally provides the same benefit formulas as the retirement plan, but does so without regard to maximum pay and benefit limits. (It does not, however, provide restoration of an officer’s pensionplus match account (PPMA) benefit, described below, which is instead provided under our executive savings investment plan, an unfunded excess 401(k) plan.) The following are the benefit formulas under the retirement plan:

Final Average Pay

The traditional final average pay (FAP) benefit provides 1.5% of five-year average “annual earnings” multiplied by a participant’s years of service (to a maximum of 40 years), reduced by a Social Security offset. The five-year average is determined by taking the average of a participant’s five highest consecutive annual earnings during the ten years prior to the year in which he or she terminates employment with us. For purposes of the qualified retirement plan and the nonqualified pension restoration plan “annual earnings” generally consist of salary, overtime pay, salary reductions elected by the participant, and bonuses under our annual and two-year cash bonus program. The FAP benefit is payable at the normal retirement date of age 65 as a monthly five-year certain and life benefit, although there are a number of other optional forms of payment. The benefit can be received upon early retirement as early as age 55 with two years of service. The reduction for early benefit commencement is 5% per year from age 62 (or 5% per year from age 65 if termination occurs before age 55). The benefit vests 100% after five years of service, but effective October 1, 2008, this changed to three years of service under the Pension Protection Act.  Mr. Klein, the only one of the named executive officers under the FAP benefit formula, has not yet met the early retirement requirement of age 55 under that formula.

Effective as of January 1, 1999, participants in the Ralston Purina Retirement Plan, the retirement plan’s predecessor (including Messrs. Klein, McClanathan and Hatfield, and Ms. Stratmann) were required to make a one-time election between the FAP benefit formula, or the PEP benefit formula described below. Mr. Klein elected to continue the FAP benefit formula, while the other officers elected the PEP benefit. The PEP benefit formula is applied for employees hired after that date, including Mr. Sescleifer.

Pension Equity Formula

The pension equity (PEP) benefit formula provides a lump sum benefit equal to the sum of (i) regular pension equity credits multiplied by five-year average annual earnings and (ii) excess pension equity credits multiplied by five-year average annual earnings in excess of Social Security covered compensation. The regular pension equity credits range from 4% for each of the first five years of service to 10% for each year of service above 20. The excess pension equity credit is 3.5% for each year of service. Instead of a lump sum, the participant can choose a monthly annuity option from a number of equivalent optional forms. The benefit vests 100% after five years of service, but effective October 1, 2008 this changed to three years of service under the Pension Protection Act. There is no early retirement eligibility associated with the PEP benefit. Each person who is vested may elect to receive the benefit upon termination.

PensionPlus Match Account

The PPMA is available to all covered employees, including the named executive officers, even before one year of service is completed. The PPMA provides a 325% match in a cash balance account under our retirement plan to those participants who make an after-tax contribution of 1% of their annual earnings to our savings investment plan, which is our qualified 401(k) plan. PPMA benefits vest over four years, at a rate of 25% per year, but effective October 1, 2008 under the Pension Protection Act, employees hired on or after October 1, 2008 vest after three years of service.  Employees hired prior to October 1, 2008 vest at 25% after one year, 50% after two years, and 100% after three years. PPMA balances are credited with interest at a 30-year Treasury rate that is reset annually. The PPMA balance is available at termination as a lump sum or in various equivalent monthly optional forms. There is no early retirement eligibility associated with the PPMA benefit. Each person who is vested may elect to receive the benefit upon termination.

In addition to these primary benefit structures, the retirement plan also provides various minimum benefits and grandfathered benefits, as well as an offset for benefits earned under the Union Carbide Company pension plan, which is applicable to Mr. McClanathan. (Union Carbide was a former owner of the Energizer battery business.)

Assumptions utilized in the valuations set forth in the table below are set forth in “Note 8. Pension Plans and Other Post-Retirement Benefits” of the Notes to Consolidated Financial Statements of our 2008 Annual Report.

Policies re: Additional Credit Service

We do not have specific policies with regard to granting extra years of credited service, but we generally have not granted such extra credited service. However, the change of control employment agreements, described below under POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL, do provide, for purposes of determining the amounts to be paid under the retirement plan and the pension restoration plan, that the officers’ respective years of service with us, and their respective ages, will be deemed increased by three additional years if they are involuntarily terminated at any time prior to the expiration of the protected period of three years under the agreements.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
W. M. Klein	Energizer Retirement Plan	29	$573,472	$0
	Supplemental Executive Retirement Plan	29	$3,674,986	$0

D. J. Sescleifer	Energizer Retirement Plan	7	$248,721	$0
	Supplemental Executive Retirement Plan	7	$381,237	$0

J. W. McClanathan	Energizer Retirement Plan	33	$774,248	$0
	Supplemental Executive Retirement Plan	33	$3,239,536	$0

D. P. Hatfield	Energizer Retirement Plan	22	$520,979	$0
	Supplemental Executive Retirement Plan	22	$1,003,163	$0

G. G. Stratmann	Energizer Retirement Plan	18	$380,251	$0
	Supplemental Executive Retirement Plan	18	$605,308	$0

(1)
The number of years of credited service reflect years of actual service with us. For Messrs. Klein and Hatfield, and Ms. Stratmann, all but 8 of the years shown include years of actual service with Ralston Purina Company, our former parent.

For Mr. McClanathan, 8 of the years shown were with us, 14 years were with Ralston Purina Company, and the balance were with Union Carbide Company, the former owner of our battery business.

(2)	Based on the age benefits are available without reduction.

NONQUALIFIED DEFERRED COMPENSATION

We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.

Deferred Compensation Plan

Under the terms of our deferred compensation plan, an unfunded, nonqualified plan, executives can elect to have payment of their annual bonus, and a portion of their base salary, deferred until their retirement or other termination of employment, or for a shorter, 3-year period (at the executive’s election, in advance). The amounts deferred under the terms of the plan are credited, at the election of the executive, into:

•	the Energizer common stock unit fund, a stock equivalent fund, with returns (based on stock price appreciation/decline) during fiscal 2008 of -27.31%,

•
a prime rate fund, which credits account balances with above-market interest at the prime rate quoted by Morgan Guaranty Trust of New York. (For fiscal year 2008, the average rate credited under this fund was 5.96%), or

•	21 Vanguard funds which track the performance of investment funds offered in our savings investment plan, a 401(k) plan, with returns during fiscal 2008 ranging from -34.28% to 4.51%.

Interest equivalents are credited on a daily basis to the prime rate fund, and dividends and other earnings are credited to the Vanguard tracking funds at the time, and to the extent, that they are paid with respect to the actual Vanguard funds. Because no dividends have been paid on our common stock, no dividend equivalents have been credited to the Energizer common stock unit fund. However, units in that fund, and in the Vanguard tracking funds, can appreciate in value as our common stock, or the underlying Vanguard funds, appreciate in value.

Deferrals of annual and two-year cash bonuses into the Energizer common stock unit fund during each calendar year are increased by a 25% match from the Company (which vests three years from the date of crediting, provided the deferred bonus is kept in that fund for at least a year). Vesting will also accelerate upon the occurrence of the events described in the narrative to the Grants of Plan-Based Awards table above. Deferrals and vested Company matches may be transferred to different investment options at the executive’s discretion. Account balances for executives who were employed at our former parent, Ralston Purina Company, prior to our spin-off in 2000, also generally include amounts credited during that prior employment. (Ralston assigned liability for such amounts to us in the spin-off.) Long-term deferrals in the plan may be paid out in a lump sum in cash within 60 days following termination, or in five or ten-year increments commencing the year following termination of employment.

Executive Savings Investment Plan

Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to our qualified defined contribution plans (the savings investment plan and the PPMA) but for limitations imposed by the Internal Revenue Code, are credited to the non-qualified executive savings investment plan. Under that plan, executives may elect to defer their contributions, and Company contributions, in the form of stock equivalents under the Energizer common stock unit fund, which tracks the value of our common stock, or in any of the measurement fund options which track the performance of the Vanguard investment funds offered under our qualified savings investment plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, plus or minus the net investment return, are paid out in a lump sum, or in five or ten year installments, following retirement or other termination of employment.

Deferred Equity Awards

The named executive officers were given the opportunity to elect, in advance, to defer receipt of vested restricted stock equivalent awards which they could be granted in the future. These awards, which have been granted under the terms of our 2000 incentive stock plan, provide that upon vesting, the equivalents granted will convert into non-restricted shares of our common stock which are then issued to the officer. If deferral was elected, the equivalents will not convert into shares of our common stock until six months after the officer’s termination of employment with us. In the event that the Company would pay any dividends on its shares of common stock, these officers will also be credited with dividend equivalents with respect to their vested stock equivalents. No other earnings are credited or paid with respect to these deferrals.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
W. M. Klein	Def’d Comp. Plan	$ 1,459,750	$ 364,938	($5,185,401)	$ 0	$ 14,305,883
	Exec. S.I.P.	$ 121,944	$ 65,878	($403,373)	$ 0	$ 1,369,857
	Vested Stock Equivs.(5)	$ 587,756	$ 0	($1,586,548)	$ 0	$ 4,312,808
	Total	$ 2,169,450	$ 430,816	($7,175,322)	$ 0	$ 19,988,548
D. J. Sescleifer	Def’d Comp. Plan	$ 452,480	$ 113,120	($762,228)	$ 0	$ 4,333,855
	Exec. S.I.P.	$ 175,367	$ 38,616	($279,628)	$ 0	$ 1,021,374
	Vested Stock Equivs.(5)	$ 140,413	$ 0	($317,485)	$ 0	$ 839,089
	Total	$ 768,260	$ 151,736	($1,359,341)	$ 0	$ 6,194,318
J. W. McClanathan	Def’d Comp. Plan	$ 836,880	$ 209,220	($2,502,788)	$ 0	$ 8,167,686
	Exec. S.I.P.	$ 44,432	$ 20,071	($249,361)	$ 0	$ 1,161,343
	Vested Stock Equivs.(5)	$ 0	$ 0	($1,111,010)	$ 0	$ 2,953,527
	Total	$ 881,312	$ 229,291	($3,863,159)	$ 0	$ 12,282,556
D. P. Hatfield	Def’d Comp. Plan	$ 462,000	$ 115,500	($1,236,886)	$ 0	$ 4,436,513
	Exec. S.I.P.	$ 17,966	$ 16,674	($44,428)	$ 0	$ 213,650
	Vested Stock Equivs.(5)	$ 0	$ 0	($101,020)	$ 0	$ 268,554
	Total	$ 479,966	$ 132,174	($1,382,334)	$ 0	$ 4,918,717
G. G. Stratmann	Def’d Comp. Plan	$ 426,720	$ 106,680	($893,899)	$ 0	$ 2,424,498
	Exec. S.I.P.	$ 65,280	$ 13,331	($137,125)	$ 0	$ 500,555
	Vested Stock Equivs.(5)	$ 140,413	$ 0	($317,485)	$ 0	$ 839,089
	Total	$ 632,413	$ 120,011	($1,348,509)	$ 0	$ 3,764,142

(1)	The officer contributions to our deferred compensation plan during fiscal year 2008 consist of deferred annual and two-year cash bonuses earned with respect to fiscal year 2007.

The officer contributions to our executive savings investment plan during fiscal year 2008 consist of deferred annual and two-year cash bonuses earned with respect to fiscal year 2007.

The officer contributions of vested stock equivalents during fiscal year 2008 consist of vested but deferred restricted stock equivalents granted in previous years. The values shown are as of the date of vesting.

(2)
Our contributions to our deferred compensation plan shown in this column consist of the 25% Company match on deferrals of fiscal year 2007 annual and two-year bonuses into the Energizer common stock unit fund of the plan. The annual expense associated with unvested Company matching contributions is included in the Stock Awards column of the Summary Compensation Table.

Our contributions to our executive savings investment plan consist of Company contributions which would have otherwise been contributed to the savings investment plan and the PPMA but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the Summary Compensation Table.

(3)	Aggregate earnings shown in this column consist of:

• amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings on investment  funds offered under our savings investment plan, a qualified 401(k) plan,

• in the case of the prime rate option of our deferred compensation plan, interest at Morgan Guaranty Trust Company of New York’s prime rate,

• the appreciation or depreciation in value of each of the investment options in the plans between September 30, 2007 and September 30, 2008. (As no dividends were paid on our common stock, there have been no earnings credited for amounts deferred into the Energizer common stock unit fund of either of the plans, but the value of the underlying stock has declined over that period), and

• the depreciation in value of vested restricted stock equivalents (see footnote 5 below) between September 30, 2007 and September 30, 2008, or from the date of vesting and September 30, 2008, for awards vesting and deferred during the fiscal year. (No actual earnings or dividends have been credited with respect to these awards.)

The above-market portion of interest on the prime rate option (in excess of 120% of the APR) is set forth in the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” of the Summary Compensation Table, and quantified in a footnote to that column.

(4)
Of the aggregate balances shown in this column, with respect to the deferred compensation plan the following amounts were previously reported as compensation in the Summary Compensation Tables of our proxy statements for previous annual meetings:

• Mr. Klein - $10,836,078;
• Mr. Sescleifer - $2,980,001;
• Mr. McClanathan – $4,834,231;
• Mr. Hatfield - $999,600; and
• Ms. Stratmann - $497,205.

The balances in that plan for each of the officers also include amounts deferred by them, Company matching deferrals, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table, and for Messrs. Klein, McClanathan and Hatfield, and Ms. Stratmann, include amounts deferred under the terms of the Ralston Purina Company deferred compensation plan, the liabilities of which were assumed by us at the time of our spin-off. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column, with respect to our executive savings investment plan the following amounts were previously reported as compensation in the Summary Compensation Tables of our proxy statements for prior years:

• Mr. Klein - $883,672;
• Mr. Sescleifer - $621,154;
• Mr. McClanathan - $521,150;
• Mr. Hatfield - $88,099; and
• Ms. Stratmann - $57,123.

The balances in that plan for each of the officers also include amounts contributed by them, Company matching contributions, and earnings thereon, in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table. The balances also reflect earnings and losses during the past fiscal year.

Of the aggregate balances shown in this column with respect to the vested stock equivalents set forth in footnote (5) below, the following number of equivalents were previously reported as compensation in the Summary Compensation Tables of our proxy statements for the years when the awards were granted.

• Mr. Klein – 47,542 equivalents;
• Mr. Sescleifer – 3,750 equivalents;
• Mr. McClanathan – 29,167 equivalents.

The balances for each of the officers also include vested but deferred equivalents granted in years in which they were not named executive officers and their compensation was not included in the Summary Compensation Table.

(5)	The following officers elected to defer conversion of the vested restricted stock equivalents indicated until their termination of employment from the Company:

• Mr. Klein – 53,542 equivalents;
• Mr. Sescleifer – 10,417 equivalents;
• Mr. McClanathan - 36,667 equivalents;
• Mr. Hatfield - 3,334 equivalents; and
• Ms. Stratmann – 10,417 equivalents.

The values shown are as of September 30, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into general employment agreements with any of our named executive officers, nor do we have executive severance plans or programs. However, equity awards under our 2000 incentive stock plan, our annual and two-year cash bonus program, and our deferred compensation plan, provide for acceleration of vesting of certain awards in the event of certain terminations of employment (as shown in the chart below). In addition, we have entered into change of control employment agreements with our named executive officers which provide for severance compensation, acceleration of vesting, tax reimbursement and continuation of benefits upon termination of employment following a change of control.

The information below reflects the value of acceleration or incremental compensation which each officer would receive upon the termination of his or her employment or upon a change in control. Because the value of awards and incremental compensation depend on several factors, actual amounts can only be determined at the time of the event.

The information is based on the following assumptions:

•
the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2008, the last day of our fiscal year,

•	the market value of our common stock on that date was $80.55 (the actual closing price on September 30, 2008),
•	each of the officers were terminated on that date, and
•	corporate and individual federal tax rates were 35%, Missouri state tax rate was 6%, and FICA was 1.45%.

The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees - such as amounts accrued under our savings investment plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay.

The information below also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, or vested stock equivalents that would be issued, all as described in the Nonqualified Deferred Compensation Table above, except to the extent that an officer is entitled to an accelerated benefit as a result of the termination.

Death, Disability or Termination of Employment (Other Than Upon a Change of Control)

Upon an officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, the following plans or programs provide for acceleration of awards. No awards are accelerated for voluntary termination of employment before attainment of age 55, or for involuntary termination for cause, except as noted.

	Involuntary Termination	Death	Disability	Retirement After Age 55
Unvested stock options	Accelerated	Accelerated	Accelerated	Accelerated
Restricted stock equivalent award granted 5/19/03	Accelerated	Accelerated	Accelerated	Accelerated
Other restricted stock equivalent awards	Accelerated	Accelerated	Accelerated	Forfeited
Three year performance awards granted 10/11/05 and 10/09/06	Accelerated	Accelerated	Accelerated	Forfeited
Three year performance awards granted 10/10/07	Forfeited	Accelerated	Accelerated	Forfeited
Unvested 25% Company match	Accelerated	Accelerated	Accelerated	Accelerated
Two-year bonus opportunity under two-year cash bonus program	Accelerated	Accelerated	Accelerated	Forfeited

Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five or ten year period, commencing six months from the date of termination.

In the event an officer’s employment is terminated due to permanent disability, he or she may also be entitled to benefits under our executive long-term disability plan, which pays a supplemental benefit equal to 60% of the amount by which the officer’s previous year’s salary and bonus exceeded $150,000. (Amounts below that figure are covered by our long-term disability plan, available generally to salaried U.S. employees.)

Upon retirement or death, the officer, or his or her surviving spouse, may also be entitled to continued coverage under our executive health plan, which generally covers medical/dental/vision expenses and deductibles and co-pays not otherwise covered by our underlying medical insurance plan. However, in order to qualify for continued coverage under the executive health plan, the covered person must pay for retiree coverage under our underlying medical and dental insurance plans. Because the cost of such retiree coverage under our medical insurance plan is generally significantly higher than other available medical plans, and none of our current officers are entitled to any subsidy from us for that coverage (as some grandfathered retirees are), it is unknown whether any of the officers will elect to obtain retiree coverage from our plan and qualify for additional coverage under our executive health plan.

The value of the following awards which would be accelerated for our named executive officers upon death, disability, involuntary termination of employment or retirement as of September 30, 2008 is shown in the following chart. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $80.55, and the value of accelerated options is the difference between the exercise price and $80.55. Stock market declines since September 30, 2008 are not reflected in these valuations.

	Accelerated Awards
Officer Termination Events	Stock Options	Restricted Stock Equivalents and Three-Year Performance Awards	Unvested 25% Company Match	Two-Year Cash Bonus Opportunity Created after FY 2008	Total
W. M. Klein: 1	$753,000	$16,026,094	$978,803	$0	$17,757,897
D. J. Sescleifer: 1	$86,050	$3,752,288	$301,846	$0	$4,140,184
J. W. McClanathan: 1	$548,600	$4,980,675	$496,999	$0	$6,026,274
J. W. McClanathan: 2	$548,600	$2,000,325	$496,999	$0	$3,045,924
D. P. Hatfield: 1	$129,075	$2,273,859	$209,760	$0	$2,612,694
G. G. Stratmann: 1	$86,050	$3,333,428	$246,183	$0	$3,665,661

Termination Events:

1— Death, permanent disability or involuntary termination of employment other than for cause.

2— Retirement following attainment of age 55 (only Mr. McClanathan had attained age 55 as of September 30, 2008).

Change of Control of the Company

Our change of control employment agreements with each of the named executive officers have a term of three years from their effective date (which term is automatically extended every year for an additional year unless our nominating and executive compensation committee elects to terminate an agreement at least 90 days prior to renewal). Each of these agreements provides that the officer will receive severance compensation in the event of his or her involuntary termination (including voluntary termination for “good reason”), other than for cause, within three years following a change in control of the Company.

“termination for cause” means a termination for willful breach of, or failure to perform, employment duties,

“good reason” means any of the following:

•	assignment of duties inconsistent with the officer’s status;
•	reduction in the officer’s annual salary;
•
the failure of the acquirer to pay any bonus award to which the officer was otherwise entitled, or to offer the officer incentive compensation, stock options or other benefits or perquisites which are offered to similarly situated executives of the acquiror;

•	relocation of the officer’s primary office to a location greater than 50 miles from his or her existing office;
•	any attempt by the acquirer to terminate the officer’s employment in a manner other than as expressly permitted by the agreements; or
•	the failure by the acquirer to expressly assume the Company’s obligations under the agreements.

“change of control” means:

•	the acquisition of 20% or more of the outstanding shares of our common stock;
•	that time when our initial directors, or their recommended or appointed successors, fail to constitute a majority of our board; or
•	the approval by our stockholders of a merger, consolidation, or sale of all or substantially all of the assets, of the Company.

Under the agreements, upon a change of control, each officer, even if not terminated, will receive a pro rata annual bonus (equal to the greater of either target bonus for the year in which the change of control occurred, or the actual bonus for the preceding year) for the portion of the year occurring prior to a change of control. In addition, all outstanding equity awards, including options, restricted stock awards, and the three-year performance awards granted in 2005 and 2006, will vest at maximum value, even if applicable performance targets, in the case of the performance awards, are not met, while the awards granted in 2007 provide for vesting at target if the change of control occurs within 18 months following grant, and at the greater of target or actual performance if the change of control occurs more than 18 months following grant. In addition to the agreements, the terms of our annual and two-year cash bonus program provide that bonus opportunities created under that program will also vest upon a change of control.

If the officer is terminated, the severance compensation payable under the agreements consists of:

•
a lump sum payment in an amount equal to three times the officer’s annual base salary and target bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control);

•	a pro rata portion of the officer’s target annual bonus for the year of termination;
•
the difference between the officer’s actual benefits under our retirement plans at the time of termination and what the officer would have received if he or she had remained employed for an additional period of three years; and

•	the continuation of other executive health, dental and welfare benefits for a period of three years following the officer’s termination.

No severance payments under the agreements would be made in the event that an officer’s termination is voluntary (other than for good reason), is due to death, disability or normal retirement, or is for cause. For a period of three years following termination of employment, the officers are each bound by a covenant not to compete, a non-solicitation covenant, and a covenant of confidentiality.

In the event that it is determined that a “golden parachute” excise tax is due under the Internal Revenue Code, we will, if total benefits payable to the officer are within 10% of the threshold for benefits at which the excise tax is triggered, reduce benefits to the point at which the tax will no longer be due, or, if total benefits are in excess of 10% of the threshold, reimburse the officer for the amount of such tax, including any excise or income taxes associated with such reimbursement.

Payments of cash would be made in a lump sum no sooner than six months following termination of employment, and benefits would be provided for a three-year period following termination, or if such continuation of benefits would not be possible under our benefit programs, the value of such benefits would also be paid in lump sum no sooner than six months following termination.

Estimated Payments and Benefits

Based on the assumptions set out above, the following chart sets forth estimated payments to our named executive officers upon termination following a change of control. If a change of control occurs but their employment is not terminated, the agreements provide a more limited value, as shown in the second chart below. The value of accelerated restricted stock equivalents, performance awards and 25% Company match reflects a stock price of $80.55 (the closing price of our common stock on September 30, 2008), and the value of accelerated options is the difference between the exercise price and $80.55. Stock market declines since September 30, 2008 are not reflected in these valuations.

	Accelerated or Additional Benefits—Termination following Change of Control
	Cash Severance	Retirement Benefits	25% Company Match	Options	Restricted Stock Equivs. and Three-Year Performance Awards	Benefits	Excise Tax Gross-Up	Total
W. M. Klein	$7,160,413	$3,323,339	$978,803	$1,105,913	$18,281,494	$122,479	$10,958,816	$41,931,257
D. J. Sescleifer	$3,381,801	$561,646	$301,846	$86,050	$4,316,138	$122,479	$0	$8,769,960
J. W. McClanathan	$3,829,976	$1,397,623	$496,999	$548,600	$5,544,525	$122,479	$3,356,466	$15,296,668
D. P. Hatfield	$3,012,875	$955,735	$209,760	$129,075	$2,837,709	$105,001	$0	$7,250,155
G. Stratmann	$2,431,413	$595,323	$246,183	$86,050	$3,736,178	$122,479	$2,035,410	$9,253,036

For purposes of the calculation of the excise tax gross-up in these charts, the ascribed value of accelerated vesting and early receipt of stock option gain value is based on three components:

•
Valuation of options using the lesser of calculated Black-Scholes value or a safe harbor valuation methodology. The assumptions used in the calculation are based on assumptions listed in our annual report on Form 10-K for the year ended September 30, 2008, including volatility of 22.2%, an expected term of 5 years, a risk-free interest rate of 3.86% and a 0% dividend yield;

•	Lapse of further service portion is equal to the gain at the change of control date multiplied by 1% for each full month vesting is accelerated; and
•
Early receipt portion is equal to the difference between the Black-Scholes at normal vesting and the present value of the options at the time vesting is accelerated, with present value based on 120% of the IRS applicable federal rate: 2.84% for short-term and 4.12% for mid-term using September, 2008 rates.

The ascribed value of restricted stock equivalents and performance awards was based on the latter two of the above components, and, for the performance awards, assumption of a 100% parachute value.

	Accelerated Awards Upon a Change of Control (No Termination of Employment)
	Accelerated Two-Year Bonus	Options	Restricted Stock Equivalentsand Performance Awards	Excise Tax Gross-Up	Total
W. M. Klein	0	$1,105,913	$18,281,494	$5,017,333	$24,404,740
D. J. Sescleifer	0	$86,050	$4,316,138	0	$4,402,188
J. W. McClanathan	0	$548,600	$5,544,525	0	$6,093,125
D. P. Hatfield	0	$129,075	$2,837,709	0	$2,966,784
G. G. Stratmann	0	$86,050	$3,736,178	0	$3,822,228

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year, our board of directors adopted a written policy regarding the review and approval or ratification of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the audit committee of the board is responsible for reviewing and approving, or ratifying, the material terms of any related party transactions. The committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties, and determining the extent of the related party’s interest in the transaction.

In adopting the policy, the board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:

•
Officer or director compensation which would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•
Transactions with another company at which a related party serves as an employee, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•
Charitable contributions to a charitable trust or organization for which a related party serves as an employee, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organizations total annual receipts;

•
Transactions where all of our shareholders receive proportional benefits, where the rates or charges involved are determined by competitive bids, where the transaction involves obtaining services from a regulated entity at rates fixed by law, or where the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services; and

•
Transactions related to our joint ownership of corporate aircraft, including reimbursement of expenses associated with ownership or use of the aircraft, provided that the terms of ownership and reimbursement were previously approved by our board of directors.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.

During fiscal year 2008, there were no transactions with executive officers, directors or their immediate family members which were in an amount in excess of $100,000, and in which any such person had a direct or indirect material interest.

AUDIT COMMITTEE REPORT

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

The Audit Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined by the New York Stock Exchange Listing Standards and Securities and Exchange Commission regulations for audit committee membership.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2008, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles and the Committee has reviewed and discussed those financial statements with management. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as modified or supplemented.

The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed the independence of PricewaterhouseCoopers LLP with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PricewaterhouseCoopers LLP were compatible with its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2008 be included in the Company’s Annual Report on Form 10-K for that year.

John R. Roberts—Chairman Bill G. Armstrong John E. Klein	Richard A. Liddy Joe R. Micheletto Pamela M. Nicholson

NOMINATING AND EXECUTIVE COMPENSATION COMMITTEE REPORT

The Nominating and Executive Compensation Committee of the Company’s Board of Directors consists entirely of non-employee directors that are independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listing Standards. The Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10K for the fiscal year ended September 30, 2008.

John E. Klein—Chairman Bill G. Armstrong John C. Hunter Richard A. Liddy	W. Patrick McGinnis Pamela M. Nicholson John R. Roberts

DELIVERY OF DOCUMENTS

Householding of Annual Meeting Materials.  The Securities and Exchange Commission has approved a rule permitting the delivery of a single set of annual reports and proxy statements to any household at which two or more shareholders reside, if the shareholders consent. Each shareholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive, as well as our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. If you prefer to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon your written or oral request, a separate copy of the proxy statement or annual report, as requested, to any shareholder at your address to which a single copy was delivered. Notice should be given to the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161). If you are currently a shareholder sharing an address with another shareholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact us at the same address.

Electronic Delivery.  For next year’s Annual Meeting of Shareholders, you can help us save significant printing and mailing expenses by consenting to access the proxy statement and annual report electronically over the Internet. If you choose to vote over the Internet, you can indicate your consent to electronic access to these documents by following the instructions at the Internet voting website noted on the enclosed proxy card. If you do not choose to vote over the Internet, or if you are not given the opportunity to consent to electronic access over the Internet, but would still like to consent, you may contact the Secretary, Energizer Holdings, Inc., 533 Maryville University Drive, St. Louis, Missouri 63141 (Tel. No. (314) 985-2161). If you choose to receive the proxy statement and annual report electronically, then prior to next year’s annual meeting you will receive e-mail notification when the proxy statement and annual report are available for on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to the address noted above. However, if the e-mail notification is returned as “undeliverable”, a hard copy of the proxy materials and annual report will be mailed to your last known address.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Any proposals to be presented at the 2010 annual meeting of shareholders, which is expected to be held on January 25, 2010, must be received by the Company, directed to the attention of the secretary, no later than August 4, 2009 in order to be included in the Company’s proxy statement and form of proxy for that meeting. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the Securities and Exchange Commission and our bylaws.

In order for a shareholder to nominate a candidate for director, under our bylaws timely notice of the nomination must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the meeting (but if the Company gives less than 90 days’ (1) notice of the meeting or (2) prior public disclosure of the date of the meeting, then such notice must be received within 7 days after notice of the meeting is mailed or other public disclosure of the meeting is made), or prior to October 28, 2009 for the 2010 Annual Meeting. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election: the candidate’s name, age, business and residential address, and principal occupation for the previous 5 years; the nominee’s consent to being named as a nominee and to serving on the board; the nominee’s “disclosable interests”, which includes: shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock; any short interest with respect to common stock; any derivative instruments held by a partnership in which the nominee has a partnership interest; and rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and a description of all monetary or other material arrangements between the nominating shareholder and the nominee during the prior three years.  In addition, the nominating shareholder must provide their name and address and disclosable interests. The shareholder must be present at the annual meeting of shareholders at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Executive Compensation Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company prior to the time described in the preceding paragraph. Such notice must include a description of the proposed business and the reasons for the proposal, the name and address of the shareholder making the proposal, any financial or other interests of the shareholder in the proposal made, and the shareholder’s disclosable interests. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.

In each case, the notice must be given to the secretary of the Company, whose address is 533 Maryville University Drive, St. Louis, Missouri 63141. A copy of our bylaws will be provided without charge upon written request to the secretary.

By order of the Board of Directors,
Timothy L. Grosch
Secretary

December 5, 2008

VOTE BY TELEPHONE OR INTERNET QUICK * * * EASY * * * IMMEDIATE

ENERGIZER HOLDINGS, INC.

Voting by telephone or Internet is quick, easy and immediate. As a stockholder of Energizer Holdings, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on January 25, 2009.

Vote Your Proxy on the Internet:
Go to www.energizer.com.
Have your proxy card available when you access the above website. Select “ENR Shareholder Proxy Voting.” Follow the prompts to vote your shares.

Vote Your Proxy by Phone:
Call 1 (866) 894-0537.
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

Vote Your Proxy by mail:
Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
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PROXY

ENERGIZER HOLDINGS, INC.	COMMON STOCK Please mark ☒ your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”:
1. Election of Directors For All For All Nominees Withhold Except ☐ ☐ ☐	2. Proposal to approve 2009 Incentive FOR AGAINST ABSTAIN Stock Plan and performance criteria. ☐ ☐ ☐

Nominees: 01 Bill G. Armstrong, 02 J. Patrick Mulcahy, 03 Pamela M. Nicholson.

To withhold authority to vote for any nominees listed above, mark the “For All Except” box and write the name(s) of the nominee(s) from whom you wish to withhold authority to vote in the space provided below.
Please be sure to sign and date this Proxy Card. IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE

Mark box at right if you plan to attend the Annual Meeting ☐ on January 26, 2009.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature______________________________________________________Signature_________________________________________________________Date______________________,
Please sign exactly as your name(s) appear(s) hereon. When signing as Attorney, Executor, Trustee, Guardian or Officer of a Corporation, please give title as such. For joint accounts, all named holders should sign. If you receive more than one proxy card, please sign all cards and return in the accompanying postage-paid envelopes.

2009 ANNUAL MEETING ADMISSION TICKET

ENERGIZER HOLDINGS, INC.
2009 ANNUAL MEETING OF SHAREHOLDERS
Monday, January 26, 2009
3:00 p.m. local time
Energizer World Headquarters
533 Maryville University Drive
St. Louis, Missouri 63141

Please present this ticket for admittance to the Annual Meeting.
Admittance will be based upon availability of seating.

tFOLD AND DETACH HERE AND READ THE REVERSE SIDEt
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ENERGIZER HOLDINGS, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on January 26, 2009

P R O X Y
This proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this Proxy will be voted “FOR” Item 1 and Item 2. The undersigned hereby appoints W.M. Klein and G.G. Stratmann as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on November 21, 2008, at the Annual Meeting of Shareholders to be held on January 26, 2009 and any adjournments thereof.

(Important - to be signed and dated on reverse side)

This proxy covers all Energizer Holdings, Inc. Common Stock you own in any of the following ways (provided the registrations are identical):
Shares held of record Energizer Holdings, Inc. Savings Investment Plan

December 5, 2008

Dear Savings Investment Plan Participant:

Enclosed are a proxy statement, a proxy and an Annual Report for the Annual Meeting of Shareholders of Energizer Holdings, Inc. to be held on January 26, 2009.  The enclosed proxy relates to shares of Energizer Common Stock of which you are the record holder and to shares of Energizer Common Stock credited to your account in the Energizer Holdings, Inc. Savings Investment Plan (the “Plan”).

The Trustee of the Plan will vote all shares of Energizer Common Stock held in the Plan as of November 21, 2008.  Shares credited to your account as of November 14, 2008 will be voted in accordance with your instructions on the enclosed proxy card.  Any credited shares for which no instructions are received by the Trustee, and any shares in the Plan that were credited between November 15, 2008 and November 21, 2008, will be voted by the Trustee in the same proportion as the shares for which instructions were received from all participants in that Plan.

Please complete, sign and date the enclosed proxy.  It should be returned, in the postage-paid envelope provided, to Continental Stock Transfer & Trust Company, which acts as tabulator.  Alternatively, you may vote by telephone or via Internet.  However you decide to vote, in order to provide the tabulator sufficient time to tabulate the votes, it has been requested that all proxies be returned, or votes be cast, as promptly as possible, but no later than January 21, 2009.

You may also have received additional proxy statements and proxies relating to other shares of Energizer Common Stock held by you.  These proxies are not duplicates of the one enclosed and we ask that they also be voted as described in the instructions enclosed with them.

WARD M. KLEIN
Chief Executive Officer

Dear Shareholder:

Thank you for consenting to receive your shareholder materials via the Internet.  This letter provides you the information you will need to view Energizer Holdings, Inc. annual meeting materials online, vote your shares online and print a copy of the materials.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2009 Annual Meeting of Shareholders of Energizer Holdings, Inc. will be held at Energizer World Headquarters, 533 Maryville University Drive, St. Louis, Missouri on Monday, January 26, 2009 at 3:00 p.m., local time, for the following purposes:

•	To elect three directors to serve three-year terms ending at the Annual Meeting held in 2012, or until their respective successors are elected and qualified; and

•	To approve the 2009 Incentive Stock Plan and performance criteria for performance awards under that Plan.

Shareholders of record at the close of business on November 21, 2008, are entitled to notice of and to vote at the Annual Meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the meeting to be held.  Therefore, whether or not you expect to attend the meeting in person, you are urged to vote your proxy either electronically via the Internet or by telephone at 1-866-894-0537.  If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof.  In addition, you may revoke your proxy at any time before it is voted by written notice of revocation to the Secretary of the Company or by submitting a later-dated proxy.

VIEW ANNUAL MEETING MATERIALS

To view the 2008 Annual Report and Proxy Statement, please go to the Website www.energizer.com, click on About Energizer and then click on Investor Relations.  You will then see two direct links - one for the 2008 Proxy Statement and one for the 2008 Annual Report.

VOTE YOUR PROXY

To vote your proxy over the Internet, please go to the Website www.energizer.com and click on ENR Shareholder Proxy Voting.

To access and vote your proxy card via the Internet or by phone, you will need to enter the following information exactly as it appears:

Company Number: $CompanyNumber
Proxy Number: $ProxyNumb
Account Number: $AccountNbr

Thank you again for participating in Energizer Holdings, Inc. electronic distribution program.